EXHIBIT 10.1(b)

SECOND LIEN TERM LOAN AND GUARANTY AGREEMENT

Among

DELTA AIR LINES, INC.,

as Borrower,

and

THE SUBSIDIARIES OF THE BORROWER NAMED HEREIN,

as Guarantors

and

THE LENDERS PARTY HERETO,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent and Collateral Agent

BARCLAYS CAPITAL,
as Syndication Agent

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Co-Lead Arranger and Joint Bookrunner

MERRILL LYNCH COMMERCIAL FINANCE CORP.,
as Co-Lead Arranger and Joint Bookrunner

BARCLAYS CAPITAL,
as Joint Bookrunner

CREDIT SUISSE SECURITIES (USA) LLC,
as Co-Documentation Agent

C.I.T. LEASING CORPORATION
as Co-Documentation Agent

Dated as of April 30, 2007

Table of Contents

i

ANNEX A	-	Commitment Amounts
EXHIBIT A	-	Form of Second Lien Real Estate Mortgage
EXHIBIT B	-	Form of Second Lien Security Agreement
EXHIBIT C	-	Form of Second Lien Pledge Agreement
EXHIBIT D	-	Form of Second Lien Slot, Gate and Route Security and Pledge Agreement
EXHIBIT E	-	Form of Second Lien Aircraft Mortgage
EXHIBIT F-1	-	Form of Second Lien Trademark Security Agreement
EXHIBIT F-2	-	Form of Second Lien Patent Security Agreement
EXHIBIT F-3	-	Form of Second Lien Copyright Security Agreement
EXHIBIT G-1	-	Form of Opinion of Davis Polk & Wardwell
EXHIBIT G-2	-	Form of Opinion of Kilpatrick Stockton LLP
EXHIBIT G-3	-	Form of Opinion of Keating Muething & Klekamp PLL
EXHIBIT G-4	-	Form of Opinion of Akerman Senterfitt
EXHIBIT G-5	-	Form of Opinion of Morris, Nichols, Arsht & Tunnell LLP
EXHIBIT G-6	-	Form of Opinion of Daugherty, Fowler, Peregrin, Haught & Jenson
EXHIBIT H	-	Form of Instrument of Assumption and Joinder
EXHIBIT I	-	Form of Intercreditor Agreement
EXHIBIT J	-	Form of Assignment and Acceptance
EXHIBIT K	-	Form of Eligible Accounts Receivable Calculation Certificate

SCHEDULE 1.01(a)	-	Excluded Flight Simulators
SCHEDULE1.01(b)	-	Immaterial Subsidiaries
SCHEDULE1.01(c)	-	Restricted Accounts
SCHEDULE1.01(d)	-	Restructuring Aircraft
SCHEDULE 3.06	-	Subsidiaries
SCHEDULE 3.07	-	Existing Liens
SCHEDULE 3.09	-	Litigation
SCHEDULE 3.14	-	ERISA
SCHEDULE 3.15(a)	-	Real Property Interests
SCHEDULE 3.17	-	Taxes
SCHEDULE 3.18	-	Pre 10/22/94 Section 1110 Collateral
SCHEDULE 5.16	-	737-800 Aircraft Agreements
SCHEDULE 6.03	-	Indebtedness
SCHEDULE 6.08	-	Transactions with Affiliates
SCHEDULE 6.09	-	Existing Investments

SECOND LIEN TERM LOAN AND GUARANTY AGREEMENT

Dated as of April 30, 2007

SECOND LIEN TERM LOAN AND GUARANTY AGREEMENT, dated as of April 30, 2007, among DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), the direct and indirect domestic subsidiaries of the Borrower (other than Excluded Subsidiaries and, at the option of the Borrower, Immaterial Subsidiaries) signatory hereto (each a “Guarantor” and collectively the “Guarantors”), the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as administrative agent (in such capacity, the “Administrative Agent”), and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), GSCP and MERRILL LYNCH COMMERCIAL FINANCE CORP. (“Merrill Lynch”), as co-lead arrangers and joint bookrunners, BARCLAYS CAPITAL (“Barclays Capital”), the investment banking division of BARCLAYS BANK PLC, as syndication agent (in such capacity, the “Syndication Agent”) and as joint bookrunner, and CREDIT SUISSE SECURITIES (USA) LLC and C.I.T. LEASING CORPORATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

INTRODUCTORY STATEMENT

The Borrower has applied to the Lenders for a term loan facility in an aggregate principal amount not to exceed $900,000,000 as set forth herein. All of the Borrower’s obligations under such facility are to be guaranteed by the Guarantors.

The proceeds of the Loans, as well as the proceeds of the First Lien Loans and cash on hand, will be used to repay in full all of the obligations of the Borrower and the Guarantors under and in connection with the Existing DIP Facilities, for working capital and other general corporate purposes of the Borrower and its Subsidiaries and for the other purposes described in Section 3.08.

To provide guarantees and security for the repayment of the Loans, and the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, the Borrower and the Guarantors will, among other things, provide to the Administrative Agent, the Collateral Agent and the Lenders the following (each as more fully described herein):

(a)  a guaranty from each of the Guarantors of the due and punctual payment and performance of the Second Priority Obligations of the Borrower pursuant to Section 9 hereof; and

(b)  a security interest in or mortgages (or comparable Liens) with respect to the Collateral from the Borrower and each of the Guarantors pursuant to the Collateral Documents.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1.

DEFINITIONS
SECTION 1.01.  Defined Terms.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall mean all “accounts” as defined in the UCC, and all rights to payment for interest (other than with respect to debt and credit card receivables).

“Account Debtor” shall mean the Person obligated on an Account.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided, that the PBGC shall not be an Affiliate of the Borrower or any Guarantor.

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Joint Bookrunners and the Joint Lead Arrangers.

“Agreement” shall mean this Second Lien Term Loan and Guaranty Agreement, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Second Lien Term Loan Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Second Lien Term Loans.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Air Transportation Stabilization Act and Regulations” shall mean the Air Transportation Safety and System Stabilization Act, P.L. 107-42, as the same may be amended from time to time, and the regulations promulgated thereunder (14 C.F.R. Part 1310) and related OMB Regulations, 14 C.F.R. Part 1300.

“Aircraft” shall have the meaning set forth in the Second Lien Aircraft Mortgage.

“Airframe” shall have the meaning set forth in the Second Lien Aircraft Mortgage.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of the Federal Funds Effective Rate in effect on such day plus½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ALPA Notes” shall mean the senior unsecured notes in an aggregate principal amount not to exceed $650,000,000 to be issued by the Borrower for the benefit of the Air Line Pilots Association in accordance with the Plan of Reorganization and the Bankruptcy Restructuring Agreement referred to therein.

“Amex” shall mean American Express Travel Related Services Company, Inc.

“Applicable Margin” shall mean a rate per annum equal to (i) 2.25% in the case of ABR Loans and (ii) 3.25% in the case of Eurodollar Loans.

“Appraisal Report” shall mean an appraisal in form and substance reasonably satisfactory to the Administrative Agent and prepared by the Appraisers or the Real Estate Appraiser, as applicable, which certifies, at the time of determination, the Appraised Value of the applicable Appraised Collateral.

“Appraised Collateral” shall mean Collateral that is Mortgaged Collateral, Primary Routes, Appraised FAA Slots, Flight Simulators, Tooling, Ground Support Equipment, Real Property Assets or any other individual asset that, in each case is included in an Appraisal Report.

“Appraised FAA Slots” shall mean FAA Slots that are included in an Appraisal Report.

“Appraised Value” shall mean (a) in the case of Appraised Collateral, the fair market value thereof as reflected in the most recent Appraisal Report obtained in respect of such Collateral or assets in accordance with this Agreement; provided that, with respect to Mortgaged Collateral, “Appraised Value” shall mean the average of the Appraised Value (as otherwise calculated pursuant to this definition) reflected in the Appraisal Reports obtained from three separate Appraisers with respect to such Collateral and (b) in the case of Eligible Accounts Receivable, Eligible Accounts Receivable, as reflected in the most recent Officer’s Certificate delivered pursuant to Section 5.01(n), each such value referred to in this definition to be (A) determined in a manner reasonably satisfactory to the Administrative Agent and (B) subject to reserves and other criteria established by the Administrative Agent in its commercially reasonable discretion.

“Appraisers” shall mean (a) Simat, Helliesen & Eichner, Inc., as to the FAA Slots, Primary Routes, Primary Foreign Slots, Ground Support Equipment, Tooling and Flight Simulators, (b) Simat, Helliesen & Eichner, AVITAS, Inc. and BK Associates, Inc., as to Mortgaged Collateral and (c) such other appraisal firm or firms as may be retained by the Administrative Agent, in consultation with the Borrower, from time to time.

“Approved Fund” shall have the meaning given such term in Section 10.02(b).

“ARB Indebtedness” shall mean, with respect to the Borrower or any of its Subsidiaries, without duplication, all Indebtedness or obligations of the Borrower or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.

“Asset Sale” shall mean any sale of Collateral or series of related sales of Collateral (excluding any Permitted Disposition other than any sale of Eligible Collateral) that yields Net Cash Proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Assignment” shall have the meaning given in the Cape Town Convention.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit J.

“Associated Rights” shall have the meaning given in the Cape Town Convention.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Barclays” shall mean Barclays Bank PLC.

“Barclays Capital” shall have the meaning set forth in the first paragraph of this Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single Type made from the Lenders on a single date and having, in the case of Eurodollar Loans, a single Interest Period.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with Section 2.02.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

“Cape Town Convention” shall mean the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa, as in effect in any applicable jurisdiction, as the same may be amended from time to time.

“Capitalized Lease” shall mean, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP. The amount of obligations of such Person under a Capitalized Lease shall be the capitalized amount thereof determined in accordance with GAAP.

“Cases” shall mean the voluntary petitions for relief filed by the Borrower and each of the Guarantors with the Bankruptcy Court pursuant to chapter 11 of the Bankruptcy Code.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as heretofore and hereafter amended.

“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law (including pursuant to any treaty or, for purposes of Section 5.09, any other agreement governing the right to fly international routes), rule or regulation or in the interpretation or application thereof by any Governmental Authority, Airport Authority, or Foreign Aviation Authorities after the date of this Agreement applicable to the Borrower or any of the Guarantors or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” shall mean (a) the acquisition after the Closing Date (other than pursuant to a Permitted Change of Control Transaction) of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) during any period of twelve consecutive months, a majority of the board of directors (excluding vacant seats) of the Borrower shall cease to consist of Continuing Directors.

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the making of the initial Loans set forth in Section 4.01 have been satisfied or waived.

“Co-Documentation Agents” shall have the meaning set forth in the first paragraph of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all of the “Collateral” referred to in the Collateral Documents, which shall not include (a) the Excluded Accounts or (b) other items as set forth in the Collateral Documents.

“Collateral Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Collateral Documents” shall mean, collectively, the Second Lien Security Agreement, the Second Lien Pledge Agreement, the Second Lien Aircraft Mortgage (including, without limitation, any Mortgage Supplement), the Second Lien Real Estate Mortgages, the Second Lien SGR Security Agreement, the Second Lien Trademark Security Agreement, the Second Lien Patent Security Agreement, the Second Lien Copyright Security Agreement, any Control Agreements and other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Second Priority Secured Parties.

“Collateral Event” shall mean, with respect to an item of Appraised Collateral, any of the events described below:

(a)    with respect to any and all Appraised FAA Slots affected thereby, the occurrence of any event, including the Borrower’s or any applicable Guarantor’s abandonment or failure to comply with any applicable Use or Lose Rule, that would allow the FAA or other Governmental Authority or Foreign Aviation Authority to withdraw, cancel, suspend or terminate the Borrower’s or such Guarantor’s authority to hold or use 15% or more of the Appraised FAA Slots at any one airport (with the resulting appraisal under Section 5.09 being of the Appraised FAA Slots at such airport); or

(b)    with respect to any Primary Route, abandonment by the Borrower or any applicable Guarantor thereof or the occurrence of any event that would allow the DOT, any Governmental Authority, or any Foreign Aviation Authority to withdraw, cancel, suspend or terminate the authority granted to the Borrower or any applicable Guarantor that authorizes the Borrower or any applicable Guarantor to operate scheduled foreign air transportation of persons, property and mail over such Primary Route or to use any associated Primary Foreign Slot(s) other than (i) in cases where such Primary Route or Primary Foreign Slot(s) has been transferred or otherwise disposed of as permitted in this Agreement or the Second Lien SGR Security Agreement or (ii) in the case of any suspension or loss of a Primary Foreign Slot(s), such suspension or loss could not reasonably be expected to have a material adverse effect on the value of the relevant Primary Route taken as a whole; or

(c)    the failure of any material assumption contained in any Appraisal Report to be true, except to the extent such failure could not reasonably be expected to affect in a materially adverse manner the Appraised Value of the applicable Appraised Collateral.

“Comair” shall mean Comair, Inc., an Ohio corporation.

“Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code, together with all schedules and exhibits thereto.

“Connection Carrier” shall mean any regional carrier that operates flights using the “DL” designation code pursuant to contractual arrangements with the Borrower.

“Consummation of the Plan of Reorganization” shall mean the occurrence of the Effective Date (as defined in the Plan of Reorganization) and the substantial consummation of the Plan of Reorganization within the meaning of Section 1101(2) of the Bankruptcy Code.

“Continuing Directors” shall mean the directors of the Borrower on the Closing Date, after giving effect to the Plan of Reorganization and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Control Agreements” shall mean the Shifting Control Deposit Account Agreements, the Full Control Deposit Account Agreements, the Shifting Control Securities Account Agreements and the Full Control Securities Account Agreements.

“Cure Collateral” shall mean (a) cash collateral and Qualified Permitted Investments pledged to the Collateral Agent (and held in segregated accounts at the Administrative Agent or the First Lien Administrative Agent subject to Full Control Deposit Account Agreements and/or Full Control Securities Account Agreements, as the case may be), (b) amounts deemed to have been received by the Borrower and designated as Cure Collateral pursuant to Section 6.06(b) and (c) other assets (including aircraft, airframes, engines, spare parts, Group Support Equipment and Flight Simulators) of the Borrower or any Guarantor which shall be reasonably satisfactory to the Collateral Agent, and all of which assets shall (i) (other than Cure Collateral of the type described in clause (a) and (b) above) be valued by a new Appraisal Report or Field Audit, as the case may be, at the time the Borrower designates such assets as Cure Collateral and (ii) be subject to a perfected second priority (subject to Specified Permitted Collateral Liens) Lien and/or mortgage (or comparable Lien) in favor of the Collateral Agent and otherwise subject only to Permitted Collateral Liens.

“CVG Notes” shall mean the unsecured notes in an aggregate principal amount not to exceed $85,000,000 to be issued by the Borrower to the trustee under the Trust Indenture dated as of February 1, 1992 between Kenton County Airport Board and UMB Bank N.A., as trustee (the “CVG Bond Indenture”), on behalf of the holders of bonds issued under the CVG Bond Indenture in accordance with the Plan of Reorganization and the CVG Settlement Agreement referred to therein.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Loans required to be funded hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any Lender (or its banking Affiliates) any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services and automated clearing house transfers of funds services provided by a First Lien Lender or any of its banking Affiliates, as permitted by Section 6.03(h), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith, in each case as designated by the Borrower from time to time by notice to the Administrative Agent as constituting “Designated Cash Management Obligations”.

“Designated Hedging Agreement” means any Hedging Agreement to the extent that the Indebtedness related thereto is owing to a First Lien Lender or any of its Affiliates and is permitted by Section 6.03(f) or (g), designated by the Borrower from time to time by notice to the Administrative Agent as a “Designated Hedging Agreement”.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$” shall mean lawful money of the United States of America.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“Earned Revenue Percentage” shall mean, a percentage, representing the estimated portion of credit card revenue which has been earned by performance at any point in time, based on a rolling twelve-month analysis of ticket sales versus “booking curve” (i.e., tickets used for actual flights) experienced by the Borrower during the most recent Rolling Twelve Month period for which such information is available at the time of such determination. The Earned Revenue Percentage shall be subject to re-determination by the Administrative Agent based upon information contained in each Officer’s Certificate delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(n), as updated from time to time in the reasonable discretion of the Administrative Agent, by the most recent Field Audit.

“EBITDAR” shall mean, for any period, all as determined in accordance with GAAP, without duplication, an amount equal to (a) the consolidated net income (or net loss) of the Borrower and its Subsidiaries for such period, plus (b) the sum of (i) any provision for income taxes, (ii) Interest Expense for such period, (iii) extraordinary, non-recurring or unusual losses for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any employee of the Borrower or its Subsidiaries of any Equity Interests, (vii) depreciation, amortization and aircraft rent expense for such period, in each case to the extent included in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP, (viii) any aggregate net loss during such period arising from a Capital Asset Sale (as defined below), (ix) all other non-cash charges for such period, (x) costs and expenses, including fees, incurred directly in connection with the consummation of the transactions contemplated under the Loan Documents to the extent included in the calculation of consolidated net income, (xi) expenses incurred with respect to the Chapter 11 reorganization as set forth on the Borrower’s consolidated statement of income for such period, including (A) professional and other fees, (B) key employee retention program payments, (C) financing fees, (D) severance costs and (E) any litigation expenses incurred during or in connection with the Cases and (xii) any charges arising from Fresh Start Reporting adjustments that do not impact the cash flows of the Borrower and its Subsidiaries to the extent included in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP, minus (c) the sum of (i) income tax credits, (ii) interest income, (iii) extraordinary, non-recurring or unusual gains for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by the Borrower or its Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) (a “Capital Asset Sale”), (v) any gains arising from Fresh Start Reporting adjustments that do not impact the cash flows of the Borrower and its Subsidiaries and (vi) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP. For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Borrower and its Subsidiaries: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Borrower or and of its Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent any such income has actually been received by the Borrower or such Subsidiary, as applicable, in the form of cash dividends or distributions; (3) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (4) any write-up of any asset; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any of its Subsidiaries; (7) in the case of a successor to the Borrower by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (8) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition of such Subsidiary over the cost to the Borrower or any of its Subsidiaries of the investment in such Subsidiary.

“Eligible Accounts” shall mean, at the time of any determination thereof, all of the Accounts owned by the Borrower and the Guarantors and reflected in the most recent Officer’s Certificate (substantially in the form of Exhibit K) delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(n). Criteria and eligibility standards used in determining Eligible Accounts may be fixed and revised from time to time by the Administrative Agent, in its reasonable discretion, and in the Administrative Agent’s reasonable exclusive judgment, with any changes in such criteria to be effective upon the date of the next Field Audit to be conducted pursuant to the terms herein. Unless otherwise approved from time to time in writing by the Administrative Agent, no Account shall be an Eligible Account if, without duplication:

(a)    the Borrower or a Guarantor does not have sole lawful and absolute title to such Account; or

(b)    it is not subject to a valid and perfected second priority Lien in favor of the Collateral Agent for the benefit of the Second Priority Secured Parties, subject to no other Liens other than Liens permitted by this Agreement; or

(c)    (i) it is unpaid more than 90 days from the original date of invoice or 60 days from the original due date or (ii) it has been written off the books of the Borrower or a Guarantor or has been otherwise designated on such books as uncollectible; or

(d)    the Account Debtor is the subject of any bankruptcy case or insolvency proceeding of any kind (other than postpetition accounts payable of an Account Debtor that is a debtor in possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent); or

(e)    the Account is not payable in Dollars or the Account Debtor is either not organized under the laws of the United States of America, any state of the United States of America or the District of Columbia or is located outside or has its principal place of business or substantially all of its assets outside the United States; provided the restrictions in this clause (e) shall not apply to any Account if the Account Debtor related thereto is a travel agency that is a member of Bank Settlement Plan so long as the method used for converting such Account payables into Dollars for purposes of valuation is reasonably acceptable to the Administrative Agent; or

(f)    the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the relevant Borrower duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Administrative Agent; or

(g)    the associated revenue from such Account has not been earned by the Borrower or the Guarantor (it being understood that Accounts arising from Travel Agency Cash Transactions shall be deemed earned at the time such receivable is recorded); or

(h)    to the extent the Account has been classified as a note receivable by the Borrower or a Guarantor; or

(i)    the Account is a non-trade Account (other than any interest with respect to deposit accounts or Permitted Investments); or

(j)     it arises out of a sale made by the Borrower or a Guarantor to an employee, officer, agent, director, stockholder, Subsidiary or Affiliate of the Borrower or a Guarantor; or

(k)    such Account was not paid in full, and the Borrower or a Guarantor created a new receivable for the unpaid portion of the Account, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions; or

(l)    such Account is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless the Administrative Agent, in its sole discretion, has established an appropriate reserve and determines to include such Account as an Eligible Account; or

(m)    as to any Account, to the extent that a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason (other than bank error prior to the correction thereof); or

(n)    such Account is a clearinghouse interline Account.

“Eligible Accounts Receivable” shall mean, at the time of determination thereof, the sum of Eligible Accounts plus the Estimated Credit Card Receivables Component.

“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) an Affiliate of the assignor Lender, (d) an Approved Fund and (e) any other financial institution reasonably satisfactory to the Administrative Agent.

“Eligible Collateral” shall mean (a) all Mortgaged Collateral, Ground Support Equipment, Tooling, Flight Simulators, Primary Routes, FAA Slots, Eligible Accounts Receivable and Real Property Assets, in each case to the extent owned or held by the Borrower or a Guarantor and on which the Collateral Agent shall have a valid and perfected second priority (subject to Specified Permitted Collateral Liens) Lien and/or mortgage (or comparable Lien), and which is otherwise subject only to Permitted Collateral Liens, provided that if an Aircraft is Parked for more than thirty (30) days, such Aircraft shall be excluded from Eligible Collateral in its entirety unless three new Appraisal Reports establishing the current Appraised Value of such Aircraft in its Parked condition are delivered to the Administrative Agent, (b) cash collateral and Permitted Investments in an aggregate amount not to exceed $750,000,000 pledged to the Collateral Agent and held in accounts subject to Control Agreements, (c) cash collateral and Permitted Investments maintained in accounts with the Administrative Agent pursuant to Section 2.10(a) and (d) any Cure Collateral designated (or deemed designated pursuant to Section 6.06(b)) by the Borrower at its discretion.

“Engine” shall have the meaning set forth in the Second Lien Aircraft Mortgage.

“Entry Point Filing Forms” shall mean each of the FAA form AC 8050-135 forms to be filed with the FAA on the Closing Date.

“Environmental Laws” shall mean all laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding requirements or agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any Person (including employees) to, any pollutants, contaminants or any toxic, radioactive or otherwise hazardous materials.

“Environmental Liability” shall mean any liability, contingent or otherwise, (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring, administrative oversight, costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law or requirement of any Airport Authority relating to environmental matters, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization issued pursuant to or required under any Environmental Law or by any Airport Authority with respect to environmental matters.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether direct or indirect), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as (i) a single employer under Section 414(b) or (c) of the Code, or (ii) solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code, or that is under common control with the Borrower within the meaning of Section 4001 of ERISA.

“Escrow Accounts” shall mean (1) accounts of the Borrower or any Subsidiary, solely to the extent any such accounts hold funds set aside by the Borrower or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by the Borrower or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees, (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes, (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities, (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law) and (f) other funds held in trust for an identified beneficiary in an aggregate amount pursuant to this clause (f) not to exceed $150,000,000; in each case, held in escrow accounts, trust funds or other segregated accounts, plus accrued interest; or (2) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.

“Estimated Credit Card Receivables Component” shall mean an amount representing the estimated portion (determined in accordance with the other provisions of this definition) of receivables owing to the Borrower in connection with ticket purchases from and other goods and services provided by the Borrower on major credit cards (including, without limitation, Visa, MasterCard, American Express, Diners Club, Discover and Carte Blanche) which have been earned by performance by the Borrower but not yet paid to the Borrower by the credit card issuer or by the Borrower’s credit card processing bank, as applicable, as determined monthly in accordance with the following formula and set forth in the most recent Officer’s Certificate delivered to the Administrative Agent pursuant to Section 5.01(n). Such amount shall be equal to (i) the average number of days the relevant credit card receivables remained outstanding in the most recent fiscal month multiplied by (ii) the average daily credit card sales earned for the most recent fiscal month. The average daily credit card sales earned for the most recent fiscal month shall be equal to (a) the gross retail credit card sales for the most recent fiscal month available at the time of determination (it being understood that such number shall only include the Specified Dollar Receivables (as defined below) if the circumstances described in clause (2) below shall exist) multiplied by (b) the Applicable Earned Percentage divided by (c) the number of days in such month. For all purposes hereof, except as set forth in the last sentence of this definition, “Applicable Earned Percentage” shall be equal to the Earned Revenue Percentage. The Estimated Credit Card Receivables Component shall be subject to such adjustments as may be deemed appropriate by the Administrative Agent based upon the results of each Field Audit of the Borrower conducted after the Closing Date. Notwithstanding the foregoing, (1) until the occurrence of a Visa/MasterCard Dollar Trigger Event that results in a reserve held by the credit card processing bank (the “Applicable Reserve”) that is less than 100% of the value of airline tickets and other goods and services sold on Visa or MasterCard but not yet flown or used or otherwise earned by performance by the Borrower (the “Unearned Value”), or that is not calculated based on the Unearned Value, retail credit card receivables due from the credit card processing bank for Visa or MasterCard that are denominated in Dollars (the “Specified Dollar Receivables”) shall not be subject to the formula set forth above and the Applicable Earned Percentage to be applied to such receivables shall be equal to 100%, (2) after the occurrence of a Visa/MasterCard Dollar Trigger Event that results in an Applicable Reserve that is equal to 0% of the Unearned Value, or that is not calculated based upon the Unearned Value, the Specified Dollar Receivables shall be subject to the formula set forth above (i.e., the Applicable Earned Percentage to be applied to such receivables shall be equal to the Earned Revenue Percentage), and (3) after the occurrence of a Visa/MasterCard Dollar Trigger Event that results in an Applicable Reserve that is greater than 0% but less than 100% of the Unearned Value, the Applicable Earned Percentage to be applied to the Specified Dollar Receivables shall be determined on a straight line basis between the percentages set forth in clauses (1) and (2) above (it being understood that the Applicable Earned Percentage to be applied to such Specified Dollar Receivables shall be equal to 100% minus the product of (A) the Applicable Reserve and (B) the excess, if any, of (I) 100% over (II) the Earned Revenue Percentage).

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” shall have the meaning given such term in Section 7.

“Event of Loss” shall have the meaning given such term in the Second Lien Aircraft Mortgage.

“Excluded Accounts” shall mean (i) the Escrow Accounts, (ii) the Payroll Accounts, (iii) the Petty Cash Accounts, (iv) the Restricted Accounts and (v) any other deposit accounts or securities accounts subject to Permitted Liens of the type described in clauses (c) or (e) of the definition thereof or liens permitted under clauses (a), (d), (j), (p), (v), (w), (bb), (dd), (ee) or (s) (to the extent relating to any of the foregoing clauses) of Section 6.01.

“Excluded Subsidiaries” shall mean Aero Assurance, Ltd. and its subsidiaries.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed by any jurisdiction other than the United States of America or any state thereof or is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Existing Amex DIP Facility” shall mean the Second Amended and Restated Advance Payment Supplements to Delta’s Co-Branded Credit Card Program Agreement and Membership Rewards Agreement (as amended, restated, amended and restated, supplemented, extended or otherwise modified to the date hereof), dated as of March 27, 2006, among the Borrower, the direct and indirect subsidiaries of the Borrower party thereto, Amex and American Express Bank, F.S.B.

“Existing DIP Facilities” shall mean the Existing GE DIP Facility and the Existing Amex DIP Facility.

“Existing DIP Facility Letter of Credit” shall mean each letter of credit that was issued under the Existing GE DIP Facility and remains outstanding as of the Closing Date.

“Existing GE DIP Facility” shall mean that certain Amended and Restated Secured Super-Priority Debtor in Possession Credit Agreement (as amended, restated, amended and restated, supplemented, extended or otherwise modified to the date hereof), dated as of March 27, 2006, among the Borrower, the direct and indirect subsidiaries of the Borrower party thereto, the lenders from time to time party thereto, and General Electric Capital Corporation, as administrative agent and collateral agent.

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Slots” shall mean all “slots” as defined in 14 CFR § 93.213(a)(2), as that section may be amended or re-codified from time to time, or, in the case of slots at New York LaGuardia, as defined in the Final Order, Operating Limitations at New York LaGuardia Airport, Docket No. FAA 2006-25755-82 dated December 13, 2006, as such order may be amended or re-codified from time to time, and in any subsequent order issued by the FAA related to New York’s LaGuardia Airport, as such order may be amended or re-codified from time to time, in each case of the Borrower and, if applicable, any other Guarantor, now held or hereafter acquired (other than “slots” which have been permanently allocated to another air carrier and in which the Borrower and, if applicable, any Guarantor holds temporary use rights).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall collectively mean the fees referred to in Section 2.17.

“Field Audit” shall mean a field examination conducted by a Field Auditor of the Borrower’s and the Guarantors’ accounts receivable and books and records related thereto, and the results of such field examination shall be reasonably satisfactory to the Administrative Agent in all respects.

“Field Auditor” shall mean the Administrative Agent or its Affiliates, appraisers or other advisors who may be retained by the Administrative Agent to conduct a Field Audit.

“Fifth-Freedom Rights” shall mean the operational right to enplane passenger traffic and cargo in a foreign country and deplane it in another foreign country.

“First Lien Administrative Agent” shall mean the “Administrative Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Collateral Agent” shall mean the “Collateral Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” shall mean that certain First Lien Revolving Credit and Guaranty Agreement (as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time), dated as of April 30, 2007, among the Borrower, the Guarantors, the lenders party thereto, JPMCB, as administrative agent and collateral agent, and the other parties thereto.

“First Lien LC Exposure” shall mean the “LC Exposure” as such term is defined in the First Lien Credit Agreement.

“First Lien Lender” shall mean the “Lenders” as such term is defined in the First Lien Credit Agreement.

“First Lien Loan Documents” shall mean the “Loan Documents” as such term is defined in the First Lien Credit Agreement.

“First Lien Loans” shall mean the “Loans” as such term is defined in the First Lien Credit Agreement.

“First Lien Obligations” shall mean the sum of (i) the aggregate outstanding principal amount of the First Lien Loans plus (ii) the First Lien LC Exposure (other than LC Exposure which has been Cash Collateralized (as defined in the First Lien Credit Agreement)) plus (iii) the Swap Termination Value of all Designated Hedging Agreements to the extent secured as permitted by Section 6.01(f).

“First Priority Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” shall mean, at any date for which such ratio is to be determined, the ratio of EBITDAR for the Rolling Twelve Month period ended on such date to the sum of the following for such period: (a) Interest Expense, plus (b) the aggregate cash aircraft rental expense of the Borrower and its Subsidiaries on a consolidated basis for such period payable in cash in respect of any aircraft leases (other than Capitalized Leases), all as determined in accordance with GAAP.

“Flight Simulators” shall mean the flight simulators and flight training devices of the Borrower or any applicable Guarantor (including, without limitation, any such simulators or training devices located on a Real Property Asset) other than the flight simulators listed on Schedule 1.01(a) (as such Schedule may be amended from time to time with the consent of the Administrative Agent).

“Foreign Aviation Authorities” shall mean any foreign governmental, quasi-governmental, regulatory or other agencies, public corporations or private entities that exercise jurisdiction over the authorization (a) to serve any foreign point on each of the Routes and/or to conduct operations related to the Routes and Supporting Route Facilities and/or (b) to hold and operate any Foreign Slots.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Slot” shall mean all of the rights and operational authority, now held or hereafter acquired, of the Borrower and, if applicable, a Guarantor, to conduct one landing or takeoff at a specific time or in a specific time period on a specific day of the week at each non-U.S. airport served in conjunction with the Borrower’s, or, if applicable, a Guarantor’s operations over a Route, other than “slots” which have been permanently allocated to another air carrier and in which the Borrower and, if applicable, any Guarantor, hold temporary use rights.

“Fresh Start Reporting” shall mean the preparation of consolidated financial statements of the Borrower in accordance with American Institute of Certified Public Accountants Statement of Position (90-7), which reflects the consummation of the transactions contemplated by the Plan of Reorganization on a presumed effective date of April 30, 2007.

“Full Control Agreement” shall mean any Full Control Deposit Account Agreement or any Full Control Securities Account Agreement.

“Full Control Deposit Account Agreement” shall mean an agreement in writing in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrower or any Guarantor, as the case may be, the Collateral Agent or the First Lien Collateral Agent, and any bank at which the relevant deposit account of the Borrower or any Guarantor, as the case may be, is at any time maintained.

“Full Control Securities Account Agreement” shall mean an agreement in writing in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrower or any Guarantor, as the case may be, the Collateral Agent or the First Lien Collateral Agent and any securities intermediary in respect of the relevant securities account.

“GAAP” shall mean generally accepted accounting principles applied in accordance with Section 1.03.

“Gate Interests” shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by the Borrower or, if applicable, a Guarantor in connection with the right to use or occupy holdroom and passenger boarding and deplaning space in any airport terminal located in the United States at which the Borrower conducts scheduled operations.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Ground Support Equipment” shall mean the equipment owned by the Borrower or, if applicable, a Guarantor for crew and passenger ground transportation, cargo, mail and luggage handling, catering, fuel/oil servicing, de-icing, cleaning, aircraft maintenance and servicing, dispatching, security and motor vehicles.

“GSCP” shall have the meaning set forth in the first paragraph of this Agreement.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposits or (ii) customary contractual indemnities in commercial agreements, in each case in the ordinary course of business and consistent with past practice. The amount of any obligation relating to a Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum reasonably anticipated liability for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform) as determined by the guarantor in good faith.

“Guarantor” shall have the meaning set forth in the first paragraph of this Agreement.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under, any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future, fuel hedging or other derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Immaterial Subsidiaries” shall mean one or more Subsidiaries of the Borrower, for which, (a) the assets of all such designated Subsidiaries constitute, in the aggregate, no more than 2½% of the total assets of the Borrower and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01), and (b) the revenues of such Subsidiaries account for no more than 2½% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01. The domestic Immaterial Subsidiaries as of the Closing Date that are not Guarantors on the Closing Date shall be listed on Schedule 1.01(b).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money (including in connection with deposits or advances), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accrued expenses incurred and current accounts payable, in each case in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all obligations of such Person in respect of Capitalized Leases, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, and (k) all obligations in respect of Hedging Agreements valued at the amount equal to what would be payable by such Person to its counterparty to such Hedging Agreements if such Hedging Agreement was terminated early on such date of determination. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning given such term in Section 10.04(b).

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated the date hereof among the Administrative Agent, the Collateral Agent, JPMCB, as administrative agent and collateral agent under the First Lien Credit Agreement, the Borrower and the Guarantors party thereto in substantially the form attached as Exhibit I.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” shall mean, for any period, the gross cash interest expense (including the interest component of Capitalized Leases), of the Borrower and its Subsidiaries on a consolidated basis for such period, all as determined in accordance with GAAP.

“Interest Payment Date” shall mean (a) as to any Eurodollar Loan having an Interest Period of one, two or three months (or any other Interest Period shorter than three months), the last day of such Interest Period, (b) as to any Eurodollar Loan having an Interest Period of more than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to ABR Loans, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three or six months thereafter (or the appropriate date thereafter for any other Interest Period available to all the Lenders), as the Borrower may elect in the related notice delivered pursuant to Sections 2.02 or 2.04; provided, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the Termination Date.

“International Interest” shall mean “International Interest” as defined in the Cape Town Convention.

“International Registry” shall mean “International Registry” as defined in the Cape Town Convention.

“Investments” shall mean any stock, evidence of indebtedness or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guarantee of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), and any purchase or acquisition of (a) any security of another Person or (b) a line of business, or all or substantially all of the assets, of any Person.

“Jet Fuel Assets” shall mean (a) the existing jet fuel inventory of the Borrower’s or its Subsidiaries’, or any Connection Carrier’s or SkyTeam Partner’s, operations in or pipelines in transit to Atlanta, Cincinnati and New York that is to be sold to the Jet Fuel Counterparty pursuant to the Jet Fuel Inventory Supply Agreement, or other jet fuel subject to the Jet Fuel Inventory Supply Agreement, (b) the Borrower’s or its Subsidiaries’ rights in certain existing supply and third-party sale agreements to be assigned or assumed by the Jet Fuel Counterparty pursuant to the Jet Fuel Inventory Supply Agreement, (c) the Borrower’s or its Subsidiaries’ rights in certain existing infrastructure agreements to be transferred to the Jet Fuel Counterparty pursuant to the Jet Fuel Inventory Supply Agreement and (d) proceeds of the foregoing.

“Jet Fuel Counterparty” shall mean J. Aron & Company, a New York general partnership, or any of its Affiliates, or any other Person that becomes a party to the Jet Fuel Inventory Supply Agreement.

“Jet Fuel Inventory Supply Agreement” shall mean the Jet Fuel Inventory Supply Agreement among the Borrower, the Jet Fuel Counterparty and Epsilon Trading, Inc., dated as of August 31, 2006, as amended, renewed or replaced from time to time.

“Joint Bookrunners” shall mean GSCP, Merrill Lynch and Barclays Capital, in their capacities as joint bookrunners.

“Joint Lead Arrangers” shall mean GSCP and Merrill Lynch, in their capacities as co-lead arrangers.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“JPMSI” shall mean J.P. Morgan Securities Inc.

“LBI” shall mean Lehman Brothers Inc.

“LCPI” shall mean Lehman Commercial Paper Inc.

“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.

“LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean (a) any mortgage, deed of trust, pledge, deed to secure debt, hypothecation, security interest, easement (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-ways, reservations, encroachments, zoning and other land use restrictions, claim or any other title defect, lease, encumbrance, restriction, lien or charge of any kind whatsoever and (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing).

“Loans” shall mean the Second Lien Term Loans.

“Loan Documents” shall mean this Agreement, the Collateral Documents, the Intercreditor Agreement and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by the Borrower or a Guarantor to the Administrative Agent, the Collateral Agent or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Margin Stock” shall have the meaning set forth in Section 3.13(a).

“Material Adverse Change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents and the Lenders thereunder, or (c) the ability of the Borrower or any Guarantor to pay its respective obligations under the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Obligations), of any one or more of the Borrower and the Guarantors in an aggregate principal amount exceeding $57,500,000.

“Maturity Date” shall mean April 30, 2014.

“Merrill Lynch” shall have the meaning set forth in the first paragraph of this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Collateral” shall mean all of the “Collateral” as defined in the Second Lien Aircraft Mortgage (including any Mortgage Supplement).

“Mortgage Supplement” shall have the meaning set forth in the Second Lien Aircraft Mortgage.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Multiple Employer Plan” shall mean a Single Employer Plan, which (a) is maintained for employees of the Borrower or an ERISA Affiliate and at least one person (as defined in Section 3(9) of ERISA) other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

“Net Cash Proceeds” shall mean, in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i)attorneys’ fees, accountants’ fees, investment banking fees and brokerage fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or otherwise required to be repaid upon such sale (other than any Lien pursuant to a Collateral Document), (iii) proceeds of insurance or condemnation awards maintained for the benefit of any third party applied to restore assets as required by the terms of any agreement with such third party, (iv) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (v) reserves provided, to the extent required by GAAP, against any liabilities that are directly attributed to such Asset Sale; provided that any such unutilized reserves shall constitute Net Cash Proceeds at any time and to the extent that the maintenance of such reserves is no longer required by GAAP and, provided further, that, in the case of any Asset Sale of fuel that has been pre-ordered in the ordinary course of business occurring substantially concurrently with the purchase of such fuel subject to such Asset Sale, “Net Cash Proceeds” shall be deemed net of the purchase price of such fuel.

“Obligations” shall mean the unpaid principal of and interest on (including interest, reasonable fees and reasonable out-of-pocket costs accruing after the maturity of the Loans and interest, reasonable fees and reasonable out-of-pocket costs accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or costs is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, reasonable fees, indemnities, reasonable out-of-pocket costs, reasonable out-of-pocket expenses (including all reasonable fees, charges and disbursements of counsel to any Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Officer’s Certificate” shall mean, as applied to the Borrower or any Guarantor, a certificate executed by a Responsible Officer of such Person in his/her capacity as such.

“Other Taxes” shall mean any and all present or future stamp, mortgage, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parked” shall mean, as to any Aircraft, that such Aircraft has been removed from service, other than Aircraft temporarily grounded for maintenance being actively conducted.

“Participant” shall have the meaning given such term in Section 10.02(d).

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.

“Payroll Accounts” shall mean depository accounts used only for payroll.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Acquisition” shall mean any acquisition, whether by purchase, merger, consolidation or otherwise, by the Borrower or any Guarantor of all or substantially all the assets of, or all the Equity Interests (or, so long as the acquired Person becomes a Guarantor pursuant to Section 5.14 hereof, Equity Interests sufficient to cause the acquired Person to become a Subsidiary) in, a Person or a division, line of business or other business unit of a Person but only so long as:

(a)    (i) no Event of Default shall have occurred and be continuing immediately prior or immediately after giving effect to such Permitted Acquisition and (ii) all transactions related thereto shall have been consummated in all material respects in accordance with applicable laws;

(b)    with respect to any acquisition in excess of $25,000,000, the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate to the effect set forth in clause (a) above, together with the relevant financial information for the Person or assets to be acquired, promptly after consummation of such acquisition; and

(c)    with respect to any acquisition in excess of $25,000,000, the Borrower shall have provided the Administrative Agent with written notice and with copies of the material acquisition documents promptly after consummation of such acquisition.

“Permitted Change of Control Transaction” shall mean any transaction, whether by purchase, merger, consolidation or otherwise, pursuant to which a Permitted Holder acquires all or substantially all the assets of, or all the Equity Interests in, the Borrower but only so long as:

(a)    (i) no Event of Default shall have occurred and be continuing immediately prior or immediately after giving effect to such Permitted Change of Control Transaction and (ii) all transactions related thereto shall have been consummated in all material respects in accordance with applicable laws;

(b)    the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate to the effect set forth in clause (a) above, together with the relevant financial information for the Permitted Holder, promptly after consummation of such transaction;

(c)    the Borrower shall have provided the Administrative Agent with written notice and with copies of the material acquisition documents promptly after consummation of such transaction; and

(d)    the operations of the Borrower are not merged with the operations of any other major U.S. airline owned by such Permitted Holder.

“Permitted Collateral Liens” shall mean those Liens permitted pursuant to clauses (b), (e), (f), (g), (i) (solely with respect to interests of airport operators in the assets located at the applicable facilities), (k) (solely to the extent relating to the underlying credit card receivables and related assets), (l), (m), (n), (q), (r), (u), (cc)(i) (solely to the extent relating to the applicable underlying accounts or amounts or other assets deposited therein, in each case arising in the ordinary course of business) or (s) (to the extent relating to any of the foregoing clauses) of Section 6.01.

“Permitted Disposition” shall mean any of the following:

(a)    (i) the sale of inventory in the ordinary course of business, (ii) the sale of Spare Parts in the ordinary course of business, and (iii) swaps, exchanges, interchange or pooling of assets or, in the case of Mortgaged Collateral, other transfers of possession (subject to the limitations set forth in the Collateral Documents) in the ordinary course of business;

(b)    the sale or other disposition of Permitted Investments for cash or in exchange for Permitted Investments;

(c)    sales or dispositions of surplus, obsolete, negligible or uneconomical assets (other than Mortgaged Collateral that are not Parts (as defined in the Second Lien Aircraft Mortgage)) no longer used in the business of Borrower and the Guarantors;

(d)    sales or dispositions of assets among the Borrower and the Guarantors; provided that, with respect to any such asset that constitutes Collateral, such asset remains subject to a Lien in favor of the Collateral Agent for the benefit of the Second Priority Secured Parties following such sale or disposition (it being understood that the Borrower and the Guarantors shall execute any documents and take any actions reasonably required to create, grant, establish, preserve or perfect such Lien in accordance with the other provisions of this Agreement or the other Collateral Documents dealing with the creation, granting, establishment, preservation or perfection of Liens);

(e)    (i) abandonment of Intellectual Property; provided, that such abandonment is (A) in the ordinary course of business consistent with past practices and (B) with respect to Intellectual Property that is not material to the business of Borrower and it Subsidiaries and (ii) licensing or sublicensing of Intellectual Property in the ordinary course of business consistent with past practices;

(f)    the sale or discount of Accounts to a collection agency in connection with collections of delinquent receivables;

(g)    (i) abandonment of FAA Slots, Gate Interests, Routes or Supporting Route Facilities; provided, that such abandonment is (A) in connection with the downsizing of any hub or other facility located in Cincinnati as reflected in the budgets provided pursuant to Section 5.01(e), (B) in connection with the downsizing of any other hub or facility as reflected in the budgets provided pursuant to Section 5.01(e), which does not materially and adversely affect the business of Borrower and its Subsidiaries, taken as a whole, or (C) in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of Borrower and its Subsidiaries, taken as a whole, (ii) transfer or other disposition in the ordinary course of business of FAA Slots, Foreign Slots, Gate Interests, Routes or Supporting Route Facilities, in each case, to the extent not constituting Eligible Collateral or utilized in connection therewith, (iii) exchange of FAA Slots in the ordinary course of business that in the Borrower’s reasonable judgment are of reasonably equivalent value, and (iv) assignments of leases or granting of leases of (A) Aircraft or Engines to the extent permitted pursuant to the Second Lien Aircraft Mortgage and (B) other aircraft or engines (that do not constitute Collateral), in each case, in the ordinary course of business;

(h)    the sale or other disposition of any 737-800 aircraft substantially concurrently with the consummation of the purchase of such aircraft to the extent such purchase occurs pursuant to a purchase agreement to which the Borrower or a Subsidiary was a party as of the Closing Date;

(i)    to the extent not prohibited by any of the Collateral Documents, the disposition of leasehold or similar interests in real property that is not Real Property Assets, including through assignment, sublease or lease termination or rejection, in whole or in part, or the return, surrender, exchange or abandonment of any property subject thereto;

(j)     any sale of Margin Stock for fair value as determined in good faith by Borrower;

(k)    (i) any loss of or damage to property of the Borrower or any Guarantor, (ii) any taking of property of the Borrower or any Guarantor, or (iii) an Event of Loss;

(l)    the sale, assignment and/or other transfer of the Jet Fuel Assets to the Jet Fuel Counterparty, in each case pursuant to the Jet Fuel Inventory Supply Agreement;

(m)    Permitted Liens of the type described in clause (d) of the definition thereof; and

(n)    the lease or sublease of assets and properties in the ordinary course of business.

“Permitted Holder” shall mean any corporation or limited liability company organized under the laws of the United States of America or any state thereof organized for the purpose of consummating any Permitted Change of Control Transaction so long as such entity is a holding company which has (or simultaneously with such Change of Control Transaction will acquire) as its other principal investment another major U.S. airline.

“Permitted Investments” shall mean:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)    direct obligations of state and local government entities in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;

(c)    obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States of America), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof and which have a rating of at least A- (or the equivalent thereof) from S&P or A-3 (or the equivalent thereof) from Moody’s;

(d)    investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;

(e)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and which has a long term unsecured debt rating of at least A from S&P and A2 from Moody’s (or is the principal banking Subsidiary of a bank holding company that has such ratings);

(f)    fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;

(g)    Investments of money in an investment company organized under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in (a) through (f) above. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds; and

(h)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(i)    investments, in accordance with investment policies approved by the board of directors of the Borrower, in the ordinary course of business.

“Permitted Liens” shall mean: (a) Liens imposed by law (other than Liens imposed under Environmental Laws and any Lien imposed under ERISA) for taxes, assessments, levies or charges of any Governmental Authority for claims not yet delinquent or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (b) Liens of landlords, carriers, warehousemen, consignors, mechanics, materialmen and other Liens (other than Liens imposed under Environmental Laws and any Lien imposed under ERISA) in existence on the Closing Date (which, in the case of Real Property Assets, are specified in the applicable Second Lien Real Estate Mortgage) or imposed by law and created in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 5.05; (c) (i) Liens (other than any Lien imposed under ERISA) incurred or (ii) deposits made (including, without limitation, surety bonds and appeal bonds), in each case, in connection with workers’ compensation, unemployment insurance and other types of social security benefits (or benefits arising under other public liability laws or similar legislation) or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (d) leases, subleases, licenses, use agreements, usufructs, easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, reservations, encroachments, land use restrictions or encumbrances, which, in the case of Real Property Assets, (i) do not interfere materially with the ordinary conduct of the business of the Borrower or any Guarantor, as the case may be, (ii) do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Guarantor, as the case may be and (iii) do not materially adversely affect the marketability of the applicable property; (e) letters of credit or deposits in the ordinary course to secure leases; (f) Liens imposed by applicable law on the assets of the Borrower or any Guarantor located at an airport for the benefit of any nation or government or national or governmental authority of any nation, state, province or other political subdivision thereof, and any agency, department, regulator, airport authority, air navigation authority or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in respect of the regulation of commercial aviation or the registration, airworthiness or operation of civil aircraft and having jurisdiction over the Borrower or such Guarantor including, without limitation, the FAA or DOT, (g) Liens in favor of depositary banks arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry, (h) in the case of Real Property Assets, those Liens specified in the applicable Second Lien Real Estate Mortgage; (i) in the case of any Mortgaged Collateral, those Liens specified in the applicable Second Lien Aircraft Mortgage; and (j) extensions, renewals or replacements of any Lien referred to in paragraphs (a) through (g) above, provided, that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.

“Petty Cash Accounts” shall mean domestic or foreign deposit or securities accounts of the Borrower and Guarantors holding aggregate balances in an amount not to exceed $50,000,000 with respect to domestic accounts and $150,000,000 with respect to foreign accounts at any one time.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

“Plan of Reorganization” shall mean the Debtors’ Joint Plan of Reorganization pursuant to Chapter 11 of the United States Bankruptcy Code together with all schedules and exhibits thereto, as confirmed by the Confirmation Order, together with any amendments, supplements or modifications thereto that have been approved or authorized by the Bankruptcy Court prior to the Closing Date.

“Pledged Spare Parts” shall mean Spare Parts which are maintained by or on behalf of the Borrower or any Guarantor at a Spare Parts Location.

“Post-Petition Aircraft Agreement” shall have the meaning set forth in the Plan of Reorganization.

“Primary Foreign Slots” shall mean the Foreign Slots set forth on Schedule 4(f) to the Second Lien SGR Security Agreement, as such Schedule may be amended from time to time pursuant to the Second Lien SGR Security Agreement.

“Primary Routes” shall mean the Routes set forth on Schedule 4(h) to the Second Lien SGR Security Agreement, as such Schedule may be amended from time to time pursuant to the Second Lien SGR Security Agreement.

“Primary Supporting Route Facilities” shall mean the Supporting Route Facilities of the Borrower and, if applicable, a Guarantor, at the airports listed on Schedule 4(i) to the Second Lien SGR Security Agreement.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by GSCP as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prospective Assignment” shall have the meaning given in the Cape Town Convention.

“Prospective International Interest” shall have the meaning given in the Cape Town Convention.

“Prospective Sale” shall have the meaning given in the Cape Town Convention.

“Protocol” shall mean the Protocol referred to in the defined term “Cape Town Convention.”

“Qualified Judgment” shall mean any judgment arising from the resolution of disputed pre-petition claims, so long as, and to the extent that, a reserve has been established therefor (including a reserve of Equity Interests of the Borrower to satisfy certain pre-petition claims pursuant to the Plan of Reorganization).

“Qualified Permitted Investments” shall mean Permitted Investments of the type described in clause (e) of the definition thereof issued, guaranteed or placed with the Administrative Agent and other Permitted Investments of the type from time to time generally permitted in money market deposit accounts at JPMCB or GSCP.

“Qualified Restructuring Indebtedness” shall mean any Indebtedness of the Borrower or any of its Subsidiaries with respect to any Restructuring Aircraft other than any such Indebtedness (i) created by any Post-Petition Aircraft Agreement that has been entered into relating to such Restructuring Aircraft or (ii) arising out of the assumption without modification of pre-petition agreements related to such Restructuring Aircraft.

“Real Estate Appraiser” shall mean, in the case of the Real Property Assets, (a) American Appraisal Associates with respect to those certain parcels of real property described in Schedule 3.15(a) or (b) such other appraisal firms as may be retained by the Administrative Agent, in consultation with the Borrower, from time to time.

“Real Property Assets” shall mean those certain parcels of real property owned in fee by the Borrower and described in Schedule 3.15(a) and together with, in each case, all buildings, improvements, facilities, appurtenant fixtures and equipment, easements and other property and rights incidental or appurtenant to the ownership of such parcel of real property (as each such real property is more particularly described in the applicable Second Lien Real Estate Mortgage) (including, without limitation, all Collateral described in the applicable Second Lien Real Estate Mortgage), and, from time to time, all Collateral identified in a Second Lien Real Estate Mortgage granted pursuant to Section 5.14, Section 5.16 or any other provision of this Agreement (including in connection with the designation of such real property or related asset as Cure Collateral).

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral or any Event of Loss.

“Redeemable Stock” shall mean any class or series of Equity Interests of any Person that by its terms or otherwise (a) is required to be redeemed prior to the Maturity Date, (b) may be required to be redeemed at the option of the holder of such class or series of Equity Interests at any time prior to the Maturity Date or (c) is convertible into or exchangeable for (i) Equity Interests referred to in clause (a) or (b) above or (ii) Indebtedness.

“Register” shall have the meaning set forth in Section 10.02(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing into the indoor or outdoor environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Replacement Airframe” shall have the meaning given to such term in the Second Lien Aircraft Mortgage.

“Replacement Engine” shall have the meaning given to such term in the Second Lien Aircraft Mortgage.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Second Lien Term Loan Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Second Lien Term Loans then outstanding.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, vice president, controller, chief accounting officer, secretary or assistant secretary of the Borrower or any Guarantor, as applicable, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or chief accounting officer of the Borrower or any Guarantor, as applicable.

“Restricted Accounts” shall mean the accounts identified as Restricted Accounts on Schedule 1.01(c);

“Restricted Captive Insurance Company Subsidiary” shall mean a Subsidiary that is a captive insurance company and is prohibited from becoming a Guarantor hereunder pursuant to applicable rules and regulations.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower.

“Restructuring Aircraft” shall mean each of the aircraft listed on Schedule 1.01(d).

“Rolling Twelve Months” shall mean, with respect to any date of determination, the month most recently ended and the eleven (11) immediately preceding months for which, in each case, financial statements are available considered as a single period.

“Routes” shall mean the routes for which the Borrower or, if applicable, a Guarantor, holds or hereafter acquires the requisite authority to operate foreign air transportation pursuant to Title 49 including, without limitation, applicable frequencies, exemption and certificate authorities, Fifth-Freedom Rights and “behind/beyond rights”.

“Sale” shall have the meaning given in the Cape Town Convention.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Lien Aircraft Mortgage” shall mean that “Second Lien Aircraft Mortgage” as defined in Section 4.01(e), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Second Lien Copyright Security Agreement” shall mean that certain Second Lien Copyright Security Agreement as defined in Section 4.01(f), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Second Lien Patent Security Agreement” shall mean that certain Second Lien Patent Security Agreement as defined in Section 4.01(f), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Second Lien Pledge Agreement” shall mean that certain Pledge Agreement as defined in Section 4.01(c), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Second Lien Real Estate Mortgages” shall mean, collectively, (a) that certain Real Estate Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement, dated the date hereof, by the Borrower to the Collateral Agent, in substantially the form of Exhibit A and (b) each other mortgage granted pursuant to the terms hereof, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Second Lien Security Agreement” shall mean that certain Security Agreement as defined in Section 4.01(c), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Second Lien SGR Security Agreement” shall mean that certain Slot, Gate and Route Security and Pledge Agreement as defined in Section 4.01(d), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Second Lien Term Loan” shall have the meaning set forth in Section 2.01(a).

“Second Lien Term Loan Commitment” shall mean the commitment of each Lender to make a Second Lien Term Loan hereunder in a principal amount not to exceed the amount set forth under the heading “Second Lien Term Loan Commitment” opposite its name in Annex A hereto. The original aggregate amount of the Second Lien Term Loan Commitments is $900,000,000.

“Second Lien Term Loan Commitment Percentage” shall mean, at any time, with respect to each Lender at any time, the percentage which such Lender’s Second Lien Term Loan Commitment then constitutes of the aggregate Second Lien Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Second Lien Term Loans then outstanding constitutes of the aggregate principal amount of the Second Lien Term Loans of all Lenders then outstanding).

“Second Lien Trademark Security Agreement” shall mean that certain Second Lien Trademark Security Agreement as defined in Section 5.19(a), as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Second Priority Obligations” shall have the meaning set forth in the Intercreditor Agreement.

“Second Priority Obligations Payment Date” shall have the meaning set forth in the Intercreditor Agreement.

“Second Priority Secured Parties” shall have the meaning set forth in the Intercreditor Agreement.

“Shifting Control Agreement” shall mean any Shifting Control Deposit Account Agreement or any Shifting Control Securities Account Agreement.

“Shifting Control Deposit Account Agreement” shall mean an agreement in writing in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrower or any Guarantor, as the case may be, the First Lien Collateral Agent or the Collateral Agent, and the relevant bank at which the relevant deposit account of the Borrower or any Guarantor, as the case may be, is at any time maintained.

“Shifting Control Securities Account Agreement” shall mean an agreement in writing in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrower or any Guarantor, as the case may be, the First Lien Collateral Agent or the Collateral Agent and any securities intermediary in respect of the relevant securities account.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or an ERISA Affiliate or (b) was so maintained and in respect of which the Borrower could reasonably be expected to have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.

“SkyTeam Partner” shall mean any airline that is a member of the SkyTeam international airline alliance.

“Spare Engine” shall have the meaning set forth in the Second Lien Aircraft Mortgage.

“Spare Parts” shall have the meaning set forth in the Second Lien Aircraft Mortgage.

“Spare Parts Locations” shall have the meaning set forth in the Second Lien Aircraft Mortgage.

“Specified Jet Fuel Action” shall mean, if the transactions effected pursuant to the Jet Fuel Inventory Supply Agreement are re-characterized as Indebtedness owed by the Borrower, any action by the Jet Fuel Counterparty, as secured party, to the extent such action seeks to foreclose (or obtain a lien) on the Jet Fuel Assets.

“Specified Permitted Collateral Liens” shall mean Permitted Collateral Liens (other than Liens permitted under clauses (c)(i) (other than any such Liens that are non-consensual or imposed by law), (c)(ii) and (e) of the definition of Permitted Liens and clause (j) of the definition of Permitted Liens (to the extent related to such other specified clauses of such definition) and clauses (m), (n) and (u) of Section 6.01 and clause (s) of Section 6.01 (to the extent related to such other specified clauses of Section 6.01)).

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinations” shall have the meaning given in the Cape Town Convention.

“Subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supporting Route Facilities” shall mean gates, ticket counters and other facilities assigned, allocated, leased, or made available to the Borrower at non-U.S. airports used in the operation of scheduled service over a Route.

“Swap Termination Value” shall mean, in respect of any contract or agreement relating to Indebtedness permitted by Section 6.03(f) or (g), after taking into account the effect of any legally enforceable netting agreement relating to such contract or agreement, (a) for any date on or after the date such contract or agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such contract or agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such contract or agreement (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the acceleration of the Loans in accordance with the terms hereof.

“Termination Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. 4043), (b) an event described in Section 4068 of ERISA, (c) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, (d) the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (e) the imposition of Withdrawal Liability or receipt of notice from a Multiemployer Plan that such liability may be imposed, (f) a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, (h) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, (i) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (j) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, or (k) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course). Notwithstanding the above, for purposes of this definition, the sale by the Borrower of its interest in Comair shall not be considered a “reportable event” under clause (a) above.

“Title 14” shall mean Title 14 of the United States Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.

“Tooling” shall mean tooling inventory, including but not limited to dies, molds, tooling, casting patterns, gauges, jigs, racks and stands for engines, cowls, radome and wheels, aircraft jacks, test benches, test equipment, lathes, welders, grinders, presses, punches and hoists and other similar items (whether or not completed or fixed or handheld).

“Total Collateral Coverage Ratio” shall have the meaning set forth in Section 6.06(a).

“Total Obligations” shall have the meaning set forth in Section 6.06(a).

“Transactions” shall mean the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other Loan Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Collateral Agent, the borrowing of Loans and the use of the proceeds thereof.

“Travel Agency Cash Transaction” shall mean any purchase in cash or check of a ticket through a travel agency that is a member of Bank Settlement Plan or Airline Reporting Corporation, as applicable, it being understood and agreed that the account receivable in respect of such purchase that is included in the calculation of Eligible Account shall be net of any set-off for commissions or refunds and shall be included only to the extent such travel agency is unconditionally required to pay such net amount to the applicable clearinghouse or for the account of the Borrower.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UBS” shall mean UBS Securities LLC.

“UBS Finance” shall mean UBS Loan Finance LLC.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“United States Citizen” shall have the meaning set forth in Section 3.02.

“Unrestricted Cash” shall mean all cash and Permitted Investments of the Borrower and the Guarantors held in accounts (other than the Escrow Accounts, Payroll Accounts and Restricted Accounts) which are the subject of Control Agreements that have been executed and delivered to the Collateral Agent.

“Unused Total Revolving Commitment” shall have the meaning set forth in the First Lien Credit Agreement.

“Use or Lose Rule” shall mean with respect to FAA Slots or Foreign Slots, as the case may be, the terms of 14 C.F.R. Section 93.227 or other applicable utilization requirements issued by the FAA, other Governmental Authorities, any Foreign Aviation Authorities or any Airport Authorities.

“Visa/MasterCard Dollar Trigger Event” shall mean any amendment to the existing processing agreement or the Borrower entering into any replacement processing agreement with respect to Visa and MasterCard receivables denominated in Dollars that changes the percentage or calculation of reserves held by the credit card processing bank in respect of such receivables (solely, in the case of any such change in calculation, to the extent resulting in a calculation that is no longer based upon Unearned Value (as such term is defined in the definition of “Estimated Credit Card Receivables Component” contained herein)).

“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA and shall include liability that results from either a complete or partial withdrawal.

SECTION 1.02.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower or the Guarantors, the actual knowledge of any Responsible Officer.

SECTION 1.03.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating the Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

SECTION 2.

AMOUNT AND TERMS OF CREDIT

SECTION 2.01.  Commitments of the Lenders.

(a)  Second Lien Term Loan Commitment. (i) Each Lender agrees, upon the terms and subject to the conditions herein set forth, to make available to the Borrower on the Closing Date a term loan (a “Second Lien Term Loan”) in a principal amount equal to such Lender’s Second Lien Term Loan Commitment. Once repaid or prepaid, the Second Lien Term Loans may not be reborrowed.

(ii)  The Second Lien Term Loans shall be made by the Lenders pro rata in accordance with their respective Second Lien Term Loan Commitments; provided, however, that the failure of any Lender to make its Second Lien Term Loan shall not in itself relieve the other Lenders of their obligations to lend.

(b)  Type of Borrowing. Except as otherwise provided in Section 2.02, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  Amount of Borrowing. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time.

(d)  Limitation on Interest Period. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.02.  Requests for Borrowings.  To request the initial Borrowing of Second Lien Term Loans, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, two (2) Business Days before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Such telephone and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(a)  the aggregate amount of the requested Borrowing (which shall comply with Section 2.01(c));

(b)  the date of such Borrowing, which shall be a Business Day;

(c)  the portion of the Borrowing that is to be an ABR Borrowing and that is to be a Eurodollar Borrowing; and

(d)  in the case of such portion of the Borrowing that is a Eurodollar Borrowing, the initial Interest Period applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any portion of the requested Borrowing that is to be a Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section 2.02, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.03.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.04.  Interest Elections.  (a)  The Borrower may elect from time to time to (i) convert ABR Loans to Eurodollar Loans, (ii) convert Eurodollar Loans to ABR Loans, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto or (iii) continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto

(b)  To make an Interest Election Request pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05.  Limitation on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Eurodollar Tranches shall be outstanding at any one time.

SECTION 2.06.  Interest on Loans.

(a)  Subject to the provisions of Section 2.07, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is based on the Prime Rate, a year with 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)  Subject to the provisions of Section 2.07, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the LIBO Rate for such Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)  Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date and after the Termination Date on written demand and (with respect to Eurodollar Loans) upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any Eurodollar Loan to an ABR Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.

SECTION 2.07.  Default Interest.  If the Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder, whether at stated maturity, by acceleration or otherwise, the Borrower or such Guarantor, as the case may be, shall on written demand of the Administrative Agent from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or when the Alternate Base Rate is applicable and is based on the Prime Rate, a year with 365 days or 366 days in a leap year) equal to (a) with respect to any Loan, the rate then applicable for such Borrowings plus 2.0% and (b) in the case of all other amounts, the rate applicable for ABR Loans plus 2.0%.

SECTION 2.08.  Alternate Rate of Interest.  In the event, and on each occasion, that on the date that is two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Borrower and the Lenders and, until the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Borrowing of Eurodollar Loans hereunder (including pursuant to a refinancing with Eurodollar Loans and including any request to continue, or to convert to, Eurodollar Loans) shall be deemed a request for a Borrowing of ABR Loans.

SECTION 2.09.  Amortization of Second Lien Term Loan; Repayment of Loans; Evidence of Debt.

(a)  Subject to adjustment pursuant to Section 2.10(d), the Borrower shall repay to the Lenders the aggregate principal amount of all Second Lien Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates:

Date	Amount
September 30, 2007	$2,250,000
December 31, 2007	$2,250,000
March 31, 2008	$2,250,000
June 30, 2008	$2,250,000
September 30, 2008	$2,250,000
December 31, 2008	$2,250,000
March 31, 2009	$2,250,000
June 30, 2009	$2,250,000
September 30, 2009	$2,250,000
December 31, 2009	$2,250,000
March 31, 2010	$2,250,000
June 30, 2010	$2,250,000
September 30, 2010	$2,250,000
December 31, 2010	$2,250,000
March 31, 2011	$2,250,000
June 30, 2011	$2,250,000
September 30, 2011	$2,250,000
December 31, 2011	$2,250,000
March 31, 2012	$2,250,000
June 30, 2012	$2,250,000
September 30, 2012	$2,250,000
December 31, 2012	$2,250,000
March 31, 2013	$2,250,000
June 30, 2013	$2,250,000
September 30, 2013	$2,250,000
December 31, 2013	$2,250,000
March 31, 2014	$2,250,000
Maturity Date	$839,250,000

provided, however, that the final principal repayment installment of the Second Lien Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Second Lien Term Loans outstanding on such date. Once repaid, no portion of the Second Lien Term Loans may be reborrowed.

(b)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

(c)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.

(e)  The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)  Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Mandatory Prepayment; Commitment Termination.

(a)    Within three (3) Business Days of the Borrower or any Guarantor receiving any Net Cash Proceeds as a result of an Asset Sale or Recovery Event (including, without limitation, an Event of Loss concerning an Airframe, Engine, Spare Engine or Spare Parts), the Borrower or such Guarantor shall, if the Borrower shall not be in compliance with Section 6.06(a) on the date such Net Cash Proceeds are received, deposit such received Net Cash Proceeds (solely to the extent necessary to maintain compliance with Section 6.06) into an account that is maintained with the Administrative Agent or First Lien Administrative Agent for such purpose and subject to a Full Control Agreement; provided that (i) in the case of the Net Cash Proceeds of any Event of Loss so deposited and involving an Airframe, Engine or Spare Engine, the Borrower shall be permitted to use such Net Cash Proceeds to replace such Airframe, Engine or Spare Engine, as the case may be, with a Replacement Airframe or Replacement Engine, as the case may be, in accordance with the requirements of the First Lien Aircraft Mortgage, with such Replacement Airframe or Replacement Engine to be subject to the Lien of the Collateral Agent for the benefit of the First Priority Secured Parties pursuant to the First Lien Aircraft Mortgage and otherwise satisfying the requirements of the First Lien Aircraft Mortgage at the time of (or substantially simultaneously with) the release of such Net Cash Proceeds, (ii) in the case of Net Cash Proceeds of any  Recovery Event (other than Net Cash Proceeds covered by clause (i) above) so deposited, the Borrower may use such Net Cash Proceeds to repair or replace the assets which are the subject of such Recovery Event with comparable assets, (iii) in the case of any Net Cash Proceeds of any Asset Sale so deposited, the Borrower may use such Net Cash Proceeds to  replace the assets which are the subject of such Asset Sale with comparable assets within 365 days after such deposit is made, (iv) all such Net Cash Proceeds shall be subject to release as provided in Section 6.06(c) or, at the option of the Borrower at any time, may be applied in accordance with the requirements of Section 2.10(b), and (v) upon the occurrence of an Event of Default, the amount of any such deposit may be applied, subject to the Intercreditor Agreement, by the Administrative Agent in accordance with Section 2.10(b)), provided that any release of Net Cash Proceeds pursuant to clause (iii) of this Section shall be conditioned on the Borrower being in compliance with Section 6.06(a), after giving effect thereto (it being understood that the failure to be in compliance with Section 6.06(a) shall not prevent the release of any Net Cash Proceeds in connection with any repair or replacement of assets permitted hereunder so long as no decrease in the Total Collateral Coverage Ratio will result therefrom).

(b)    Amounts to be applied in connection with prepayments made pursuant to this Section 2.10 shall, subject to the Intercreditor Agreement, be applied to the prepayment of the Second Lien Term Loans on a pro rata basis. The application of any prepayment pursuant to this Section 2.10 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.

(c)    The Second Lien Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date. Upon the Termination Date, the Borrower shall repay the Loans in full.

(d)    All prepayments under this Section 2.10 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Section 2.13 and 2.17 hereof. Any prepayments of the Second Lien Term Loans under this Section 2.10 shall be applied pro rata to the remaining scheduled amortization payments set forth in Section 2.09(a).

SECTION 2.11.  Optional Prepayment of Loans.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Second Lien Term Loans, in whole or in part, (i) with respect to Eurodollar Loans, upon (A) telephonic notice followed promptly by written or facsimile notice or (B) written or facsimile notice received by 1:00 p.m., New York City time, three Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Loans, upon written or facsimile notice received by 1:00 p.m., New York City time, one Business Day prior to the proposed date of prepayment; provided that ABR Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided further, however, that (A) each such partial prepayment shall be in an amount not less than $5,000,000 and in integral multiples of $1,000,000, (B) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.11(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.13, and (C) no partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000.

(b)    All prepayments under Section 2.11(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Sections 2.13 and 2.17 hereof. Any partial prepayments of the Second Lien Term Loans pursuant to this Section 2.11 shall be applied at the direction of the Borrower.

(c)    Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein; provided, that the Borrower may revoke any notice of prepayment under this Section 2.11 if such prepayment would have resulted from a refinancing of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

SECTION 2.12.  Increased Costs.  (a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement subject to Section 2.12(c)); or

(ii)  impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)    If any Lender reasonably determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts, in each case as documented by such Lender to the Borrower as will compensate such Lender or such Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.14, this Section 2.12(b) shall not apply to Taxes.

(c)    The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Second Lien Term Loan Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Second Lien Term Loan Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(e)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

SECTION 2.13.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of the occurrence and continuance an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16 or Section 10.08(b), then, in any such event, at the request of such Lender the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable rate of interest for such Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 2.14.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    The Borrower shall indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15.  Payments Generally; Pro Rata Treatment.

(a)    The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12 or 2.13, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 30 Hudson Street, 17th Floor, Jersey City, NJ 07302, pursuant to wire instructions to be provided by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent or to the Collateral Agent to pay fully all Second Priority Obligations then due hereunder, such funds shall be applied (i) first, towards payment of fees and expenses then due under Section 10.04 payable to the Administrative Agent and the Collateral Agent, in their respective capacities as such, ratably among the parties entitled thereto in accordance with the amounts of fees and expenses then due to such parties, (ii) second, towards payment of fees and expenses then due under Section 10.04 payable to the Agents and the Lenders and towards payment of interest then due on account of the Second Lien Term Loans, ratably among the parties entitled thereto in accordance with the amounts of such fees and expenses and interest then due to such parties, and (iii) third, towards payment of principal of the Second Lien Term Loans then due hereunder (pro rata among the holders of such Indebtedness), ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)    If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.03(a) or (b) or 10.04(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16.  Mitigation Obligations; Replacement of Lenders.  (a)  If the Borrower is required to pay any additional amount to any Lender under Section 2.12 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Lender, such designation, assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If, after the date hereof, any Lender requests compensation under Section 2.12 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at such time, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17.  Certain Fees.  The Borrower shall pay to the Administrative Agent, for the respective accounts of the Administrative Agent and the Lenders, the fees set forth in that certain Arrangers Fee Letter dated as of January 29, 2007 among the Administrative Agent, JPMSI, Goldman Sachs, LBI, LCPI, Merrill Lynch, UBS, UBS Finance, Barclays, Barclays Capital and the Borrower at the times set forth therein, and as otherwise heretofore agreed.

SECTION 2.18.  Nature of Fees.  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, as provided herein and in the fee letters described in Section 2.17. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.19.  Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent and each Lender (and their respective banking Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Administrative Agent and each such Lender (or any of such banking Affiliates) to or for the credit or the account of the Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document. Each Lender and the Administrative Agent agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such Lender or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Administrative Agent under this Section are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

SECTION 2.20.  Payment of Obligations

. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations.

SECTION 2.21.  Defaulting Lenders.  (a)  If at any time any Lender becomes a Defaulting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b)    Any Lender being replaced pursuant to Section 2.21(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Second Lien Term Loan Commitments and Loans and (ii) deliver any documentation evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Second Lien Term Loan Commitments and Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Second Lien Term Loan Commitments and Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrower in connection with previous Borrowings, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to make Loans hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant as follows:

SECTION 3.01.  Organization and Authority.  Each of the Borrower and the Guarantors (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect, (b) has the requisite corporate or limited liability company power and authority to effect the Transactions, and (c) has all requisite power and authority and the legal right to own or lease and operate its properties (subject, in the case of any Restructuring Aircraft, to the Post-Petition Aircraft Agreement applicable to such Restructuring Aircraft) and pledge or mortgage Collateral, and to conduct its business as now or currently proposed to be conducted.

SECTION 3.02.  Air Carrier Status.  (a)  Each of the Borrower and Comair is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. Each of the Borrower and Comair holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. Each of the Borrower and Comair is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). Each of the Borrower and Comair possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

(b)    Other than Comair, no Guarantor is an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and no Guarantor holds a certificate under Section 41102 of Title 49 (other than as a result of a Guarantor becoming an “air carrier” or holding such certificate in connection with a Permitted Acquisition).

SECTION 3.03.  Due Execution.  The execution, delivery and performance by each of the Borrower and the Guarantors of each of the Loan Documents to which it is a party (a) are within the respective corporate or limited liability company powers of each of the Borrower and the Guarantors, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, by-laws or limited liability company agreement (or equivalent documentation) of any of the Borrower or the Guarantors, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by the Borrower or the Guarantors which would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of, constitute a default under, or create an adverse liability or rights under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrower or the Guarantors or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrower or the Guarantors other than the Liens granted pursuant to this Agreement or the other Loan Documents; and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority other than (i) the filing of financing statements under the New York Uniform Commercial Code, (ii) the filings and consents contemplated by the Collateral Documents, (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect. This Agreement has been duly executed and delivered by each of the Borrower and the Guarantors. This Agreement is, and each of the other Loan Documents to which the Borrower and each of the Guarantors is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrower and each Guarantor, as the case may be, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04.  Statements Made.  No representation or warranty or certification of the Borrower or any Guarantor contained in writing in this Agreement, any other Loan Document or in any other document, report, public or private confidential information memorandum, financial statement, certificate or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished, other than to the extent that any such statements constitute projections, budgets, estimates or other forward looking statements), taken as a whole and in light of the circumstances in which made, contains, when furnished, any untrue statement of a material fact or omits to state a material fact necessary to make such statements not materially misleading; and, to the extent that any such information constitutes projections, budgets, estimates or other forward looking statements, such projections, budgets, estimates or other forward looking statements were prepared in good faith on the basis of assumptions believed by the Borrower or such Guarantor to be reasonable at the time such projections, budgets, estimates or other forward looking statements were furnished (it being understood that projections, budgets, estimates or other forward looking statements by their nature are inherently uncertain, that no assurances can be given that projections, budgets, estimates or other forward looking statements will be realized and that actual results in fact may differ materially from any projections, budgets, estimates or other forward looking statements provided to the Administrative Agent or the Lenders).

SECTION 3.05.  Financial Statements; Material Adverse Change.

(a)  The Borrower has furnished the Administrative Agent on behalf of the Lenders with copies of the audited consolidated financial statement and schedules of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, in accordance with GAAP, the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis as of such date and for such period; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof required to be disclosed by GAAP and such financial statements were prepared in a manner consistent with GAAP in all material respects.

(b)  Since January 29, 2007, there has been no Material Adverse Change.

SECTION 3.06.  Ownership.  As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of the Borrower, and (b) the Borrower owns no other Subsidiaries, whether directly or indirectly.

SECTION 3.07.  Liens.  Except for the Liens existing on the Closing Date as reflected on Schedule 3.07, there are no Liens of any nature whatsoever on any assets of the Borrower or any of the Guarantors other than Liens permitted pursuant to Section 6.01 (including any waiver or amendment thereto subsequent to the Closing Date).

SECTION 3.08.  Use of Proceeds.  The proceeds of the Loans shall be used to repay amounts outstanding under the Existing DIP Facilities, to pay certain accrued administrative expenses, and for the payment of fees and transaction costs as contemplated hereby and as referred to in Section 2.17.

SECTION 3.09.  Litigation and Environmental Matters.  Other than as set forth on Schedule 3.09:

(a)  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against or affecting the Borrower or the Guarantors or any of their respective properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that would reasonably be expected to have a Material Adverse Effect or (ii) that purport to, or could reasonably be expected to, affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Administrative Agent, the Collateral Agent or the Lenders thereunder or in connection with the Transactions.

(b)  Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and each Guarantor is currently in compliance with all, and has not violated any, Environmental Laws and/or requirements of any Airport Authority with respect to environmental matters and maintains and complies with all, and has not violated any, Environmental Permits and (ii) none of the Borrower or the Guarantors has (x) become subject to any Environmental Liability, or (y) received written or, to the knowledge of the Borrower or the Guarantors, verbal notice of any pending or, to the knowledge of the Borrower or the Guarantors, threatened claim with respect to any Environmental Liability, and there is no reasonable basis for any Environmental Liability.

SECTION 3.10.  FAA Slot Utilization.  Except for matters which could not reasonably be expected to have a Material Adverse Effect, the Borrower and the Guarantors, as applicable, are utilizing, or causing to be utilized, their respective FAA Slots in a manner consistent with applicable rules, regulations, laws and contracts in order to preserve both their respective right to hold and operate the FAA Slots, taking into account any waivers or other relief granted to the Borrower and any Guarantor by the FAA, other applicable U.S. Governmental Authority or U.S. Airport Authority. Except as otherwise disclosed in the Borrower’s most recent Form 10-K, neither the Borrower nor any Guarantor has received any written notice from the FAA, other applicable U.S. Governmental Authority or U.S. Airport Authority, or are aware of any other event or circumstance, that would be reasonably likely to impair in any material respect their respective right to hold and operate any FAA Slot, except that which would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11.  Primary Foreign Slot Utilization.  The Borrower and the Guarantors, as applicable, are utilizing, or causing to be utilized, their respective Primary Foreign Slots in a manner consistent with applicable regulations, foreign laws and contracts in order to preserve their respective right to hold and operate the Primary Foreign Slots. Except as otherwise disclosed in the Borrower’s most recent Form 10-K, neither the Borrower nor any Guarantor, as applicable, has received any written notice from any applicable Foreign Aviation Authorities, or is aware of any other event or circumstance that would be reasonably likely to impair in any material respect their respective right to hold and operate any such Primary Foreign Slot, except that which would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.  Primary Route Utilization.  The Borrower and the Guarantors, as applicable, hold the requisite authority to operate each of their respective Primary Routes pursuant to Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, and have, at all times after being awarded each such Primary Route, complied in all material respects with all of the terms, conditions and limitations of each such certificate or order issued by the DOT and the applicable Foreign Aviation Authorities regarding such Primary Route and with all applicable provisions of Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any Foreign Aviation Authorities regarding such Primary Route. There exists no failure of the Borrower and any applicable Guarantor to comply with such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, suspend, withdraw or modify in any materially adverse respect the rights of the Borrower and the Guarantors, as applicable, in any such Primary Route, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13.  Margin Regulations; Investment Company Act.

(a)  Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.

(b)  Neither the Borrower nor any Guarantor is, or after the making of the Loans will be, or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. Neither the making of any Loan, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.

SECTION 3.14.  ERISA.  Except as set forth on Schedule 3.14 and other than in connection with the bankruptcy proceedings of the Borrower and certain of the direct and indirect subsidiaries of the Borrower in the Bankruptcy Court, no Termination Event has occurred or is reasonably expected to occur. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect and except as otherwise disclosed in the Borrower’s most recent Form 10-K (including the Notes to the financial statements contained therein), the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans. As of the date hereof, neither the Borrower nor any of its ERISA Affiliates contributes to or is obligated to contribute to any Multiemployer Plan subject to Title IV of ERISA.

SECTION 3.15.  Properties.

(a)  The Borrower and the Guarantors have good title to (and with respect to Real Property Assets, good and marketable title to) each of the properties and assets reflected on the financial statements referred to in Section 3.05 hereof, including, without limitation, the Real Property Assets (other than such properties or assets disposed of in the ordinary course of business since the date of such financial statements or as permitted hereunder). As of the Closing Date, Schedule 3.15(a) is a true and complete description of (i) each parcel of real property owned by the Borrower or any Guarantor and (ii) the entity who owns such real property.

(b)  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each of the Borrower and the Guarantors owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business and (ii) the use thereof by such Borrower or Guarantor, to the Borrower’s or such Guarantor’s knowledge, does not infringe upon the rights of any other Person.

(c)  As of the Closing Date, neither the Borrower nor any Guarantor has received any written notice of a pending or contemplated condemnation proceeding affecting any Real Property Asset having a fair market value in excess of $5,000,000.

SECTION 3.16.  Perfected Security Interests.  The Collateral Documents, taken as a whole, are effective to create in favor of the Collateral Agent, for the benefit of the Second Priority Secured Parties, a legal, valid and enforceable security interest in all of the Collateral subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. At such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid), (b) the Second Lien Aircraft Mortgage (including, without limitation, any Mortgage Supplement) is filed for recordation with the FAA (and the appropriate fees are paid) and registrations with respect to the International Interests in the Mortgaged Collateral constituted by the Second Lien Aircraft Mortgage are duly made in the International Registry, (c) with respect to identified intellectual property registered in the United States, the Second Lien Trademark Security Agreement and the Second Lien Patent Security Agreement are filed in the appropriate divisions of the United States Patent and Trademark Office (and the appropriate fees are paid) and the Second Lien Copyright Security Agreement is filed in the United States Copyright Office (and the appropriate fees are paid), (d) the Second Lien Real Estate Mortgages are filed in the appropriate recording office (and the appropriate fees are paid), (e) execution of the Control Agreements and (f) delivery of pledged securities under the Second Lien Pledge Agreement (together with appropriate stock powers) to the Administrative Agent or the First Lien Administrative Agent, the Collateral Agent, for the benefit of the Second Priority Secured Parties, shall have a second priority perfected security interest and/or mortgage (or comparable Lien) in all of the Collateral to the extent that the Liens on such Collateral may be perfected upon the filings or upon the taking of the actions described in clauses (a) through (f) above, subject in each case only to Liens permitted by Section 6.01 (or, in the case of the Real Property Assets, subject only to the Permitted Liens and other Liens specified in the applicable Second Lien Real Estate Mortgage).

SECTION 3.17.  Payment of Taxes.  Except as set forth on Schedule 3.17 (and except as otherwise specifically permitted by the Plan of Reorganization and the Bankruptcy Court), each of the Borrower and the Guarantors has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings and the Borrower or such Guarantor, as applicable, has set aside on its books adequate reserves therefor or (b)  the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18.  Section 1110.  The Aircraft, Engines and Spare Engines listed on Schedule 3.18 represent each of the Aircraft, Engine and Spare Engine constituting Mortgaged Collateral as of the Closing Date that were first placed in service prior to October 22, 1994.

SECTION 4.

CONDITIONS OF LENDING

SECTION 4.01.  Conditions Precedent to Initial Loans.  The obligation of the Lenders to make the initial Loans is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:

(a)  Supporting Documents. The Administrative Agent shall have received for each of the Borrower and the Guarantors:

(i)  a copy of such entity’s certificate of incorporation or formation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation or formation;

(ii)  a certificate of the Secretary of State of the state of such entity’s incorporation or formation, dated as of a recent date, as to the good standing of that entity (to the extent available in the applicable jurisdiction) and as to the charter documents on file in the office of such Secretary of State;

(iii)  a certificate of the Secretary or an Assistant Secretary of such entity dated the date of the initial Loans hereunder and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, board of managers or members of that entity authorizing the Borrowings hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the Liens contemplated hereby or the other Loan Documents, (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)); and

(iv)  an Officer’s Certificate from the Borrower certifying (A) as to the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the date of the initial Loans, except to the extent that any such representation or warranty relates to a specified date, in which case such representation or warranty shall be or was true and correct in all material respects as of such date after giving effect to the Consummation of the Plan of Reorganization and to the Transactions and (B) the absence of any event occurring and continuing, or resulting from the initial extensions of credit on the Closing Date that constitutes an Event of Default or event which, with giving of notice or passage of time or both, would be an Event of Default.

(b)  Credit Agreement.  Each party hereto shall have duly executed and delivered to the Administrative Agent this Agreement.

(c)  Security Agreement, Pledge Agreement and Perfection Certificate.  The Borrower and each of the Guarantors shall have duly executed and delivered to the Collateral Agent or the First Lien Collateral Agent, as applicable, a Second Lien Security Agreement in substantially the form of Exhibit B (the “Second Lien Security Agreement”) and a Second Lien Pledge Agreement in substantially the form of Exhibit C (the “Second Lien Pledge Agreement”), together with (i) any pledged Collateral (together with undated stock powers or note powers, as applicable, executed in blank) required to be delivered thereunder, (ii) all documents, certificates, forms and filing fees that the Collateral Agent may deem necessary to perfect and protect the Liens and security interests created under the Second Lien Security Agreement and Second Lien Pledge Agreement, including, without limitation, financing statements in form and substance reasonably acceptable to the Collateral Agent, as may be required to grant, continue and maintain an enforceable security interest in the Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions and (iii) the perfection certificate attached as an exhibit to the Second Lien Security Agreement

(d)  SGR Security Agreement. Each of the Borrower and Comair shall have duly executed and delivered to the Collateral Agent or First Lien Collateral Agent, as applicable, a slot, gate and route security and pledge agreement, in substantially the form of Exhibit D (the “Second Lien SGR Security Agreement”), together with (i) in respect of each of the FAA Slots, undated slot transfer documents, executed in blank to be held in escrow by the Collateral Agent or First Lien Collateral Agent, as applicable, and (ii) all financing statements in form and substance reasonably acceptable to the Collateral Agent, as may be required to grant, continue and maintain an enforceable security interest in the applicable Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions

(e)  Aircraft Mortgage. Each of the Borrower and Comair shall have duly executed and delivered to the Collateral Agent an aircraft mortgage, in substantially the form of Exhibit E (the “Second Lien Aircraft Mortgage”), and a Mortgage Supplement with respect to the Mortgaged Collateral in substantially the form annexed to the Second Lien Aircraft Mortgage, together with (i) evidence of the filing for recordation with the FAA of the Second Lien Aircraft Mortgage and the Mortgage Supplement (together with any other necessary documents, instruments, affidavits or certificates) as the Collateral Agent may deem reasonably necessary to perfect and protect the Liens created thereby, including, without limitation, recordings and filings with the FAA, and all filings and recording fees and taxes in respect thereof shall have been duly paid, (ii) copies of the Entry Point Filing Forms, and (iii) evidence that all other action that the Collateral Agent may deem reasonably necessary to perfect and protect the Liens and security interests created under the Second Lien Aircraft Mortgage and the Mortgage Supplement has been taken. The parties hereto acknowledge and agree that any Lien described in this Agreement on the Mortgaged Collateral is a Lien in favor of the Collateral Agent for the ratable benefit of the Second Priority Secured Parties.

(f)  Intellectual Property Security Agreements. The Borrower and each applicable Guarantor shall have duly executed and delivered to the Collateral Agent a (i) Second Lien Patent Security Agreement in substantially the form of Exhibit F-2 (the “Second Lien Patent Security Agreement”) and (ii) Second Lien Copyright Security Agreement, in substantially the form of Exhibit F-3 (the “Second Lien Copyright Security Agreement” ), together with all documents, certificates, forms and filing fees that the Collateral Agent may deem reasonably necessary to perfect and protect the Liens and security interests created in the identified intellectual property in the Second Lien Patent Security Agreement and the Second Lien Copyright Security Agreement.

(g)  Real Estate Mortgages. The Borrower or the applicable Guarantor (as the case may be) shall have duly executed and delivered to the Collateral Agent the Second Lien Real Estate Mortgages, together with (i) evidence that Second Lien Real Estate Mortgages shall be recorded in all places to the extent that the Collateral Agent may deem reasonably necessary to perfect and protect the Liens created thereby, including, without limitation, recordings and filings with the appropriate agencies, and all filings and recording fees and taxes in respect thereof shall have been duly paid and (ii) evidence that all other action that the Collateral Agent may deem reasonably necessary to perfect and protect the Liens and security interests created under the Second Lien Real Estate Mortgages has been taken.

(h)  Appraisals and Field Audits. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, (i) appraisals from (1) the Appraisers in respect of the Appraised Collateral (other than the Real Property Assets) and (2) the Real Estate Appraiser in respect of the Real Property Assets and (ii) a Field Audit in respect of the Eligible Accounts Receivable.

(i)  Opinions of Counsel. The Administrative Agent, the Lenders and the Collateral Agent shall have received:

(i)  a written opinion of Leslie P. Klemperer, Vice President and Deputy General Counsel for the Borrower;

(ii)  a written opinion of Davis Polk & Wardwell, counsel to the Borrower and the Guarantors, dated the date of the initial Loans, substantially in the form of Exhibit G-1;

(iii)   a written opinion of each of (A) Kilpatrick Stockton LLP, (B) Keating Muething & Klekamp PLL, (C) Akerman Senterfitt and (D) Morris, Nichols, Arsht & Tunnell LLP, each a special local counsel to the Borrower and the Guarantors, each dated the date of the initial Loans, substantially in the form of Exhibits G-2, G-3, G-4 and G-5, respectively;

(iv)  a written opinion of Daugherty, Fowler, Peregrin, Haught & Jenson, special FAA counsel, substantially in the form of Exhibit G-6; and

(v)  a written opinion with respect to each Second Lien Real Estate Mortgage reasonably satisfactory to the Administrative Agent of such other local real estate counsel as the Administrative Agent may reasonably request.

(j)  Payment of Fees and Expenses. The Borrower shall have paid to the Administrative Agent the then unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Section 2.17 and as heretofore agreed upon by the Borrower and the Administrative Agent, and all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent, the Lead Arrangers, the Joint Bookrunners and the Collateral Agent (including the reasonable fees and reasonable out-of-pocket expenses of counsel to the Administrative Agent) as to which invoices have been issued and presented.

(k)  Lien Searches; International Registry Searches. The Administrative Agent shall have received UCC searches conducted in the jurisdictions in which the Borrower and the Guarantors are incorporated or such other jurisdictions as the Administrative Agent may reasonably require and Lien searches conducted in the recording office of the Federal Aviation Administration and, with respect to the applicable Mortgaged Collateral, “priority search certificates” (as defined in the Regulations and Procedures for the International Registry), all as may be reasonably satisfactory to the Administrative Agent (dated as of a date reasonably satisfactory to the Administrative Agent), reflecting the absence of Liens and encumbrances on the assets of the Borrower and the Guarantors other than Liens permitted hereunder and as may be reasonably satisfactory to the Administrative Agent and the absence of registrations on the International Registry with respect to the applicable Mortgaged Collateral other than the registrations contemplated herein, and (in the case of the searches conducted at the recording office of the FAA) indicating that the Borrower (or a Guarantor) is the registered owner of each of the aircraft which is intended to be covered by the Second Lien Aircraft Mortgage.

(l)  Insurance. (i) The Collateral Agent shall have received certificates of insurance with respect to insurance maintained by the Borrower or any Guarantor, as the case may be, which certificates evidence compliance by the Borrower and the Guarantors with the insurance requirements set forth herein and in the Collateral Documents as of the Closing Date and contain signatures of duly authorized representatives of AON Risk Services or such other insurance broker as may be reasonably acceptable to the Collateral Agent.

(ii) The Collateral Agent shall have been named as loss payees and/or additional insured, as applicable, with respect to the Collateral on such policies of insurance of the Borrower and the Guarantors as the Collateral Agent may have reasonably requested (or as otherwise specified in the Collateral Documents).

(m)  Title/Survey. The Collateral Agent shall have received title insurance policies with respect to each Real Property Asset from Lawyers Title Insurance Company or another title company reasonably acceptable to the Collateral Agent and real property surveys with respect to the Real Property Assets, all in form and substance reasonably satisfactory to the Collateral Agent.

(n)  Order; Plan of Reorganization. (i) The Confirmation Order shall have been entered in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable orders of the Bankruptcy Court and any applicable local rules and the provisions relating to the Facilities contained therein shall be reasonably satisfactory to the Administrative Agent, (ii) the Confirmation Order shall be in full force and effect, shall not, without the consent of the Agents (such consent not to be unreasonably withheld, conditioned or delayed), have been reversed or modified or be subject to stay or a motion to stay, (iii) all conditions to the effectiveness of the Plan of Reorganization shall have been satisfied or waived (the waiver thereof (other than the waiver of the condition that the Confirmation Order shall have become a Final Order), if materially adverse to the Lenders, having been approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed)) and the Consummation of the Plan of Reorganization shall occur on the Closing Date contemporaneously with the making of the initial Loans hereunder, and (iv) the pro forma capital and ownership structure shall be substantially as described in the Joint Plan of Reorganization of the Borrower and its domestic Subsidiaries filed with the Bankruptcy Court on April 25, 2007 and such plan shall not have been amended in any manner materially adverse to the Lenders without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

(o)    Repayment of Existing DIP Facility. Upon Consummation of the Plan of Reorganization and the making of the initial Loans, the Existing DIP Facilities shall have been repaid in full (or, in the case of any Existing DIP Facility Letter of Credit, cash-collateralized or guaranteed by a back-to-back letter of credit) and all action necessary to release all collateral pledged to secure the Loans shall have been taken, in form and substance reasonably satisfactory to the Administrative Agent. Substantially all other existing Indebtedness of the Borrower and its Subsidiaries, other than any Indebtedness otherwise permitted hereunder, shall have been repaid, restructured or reinstated as expressly contemplated by the Plan of Reorganization.

(p)    Consents. All material governmental and third party consents and approvals necessary in connection with the financing contemplated hereby shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.

(q)    Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the three most recent fiscal years ended prior to the Closing Date, (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this Section 4.01(q) and 60 days or more prior to the Closing Date, (iii) a pro forma consolidated balance sheet of the Borrower as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding clauses (i) or (ii), giving effect to the consummation of the Plan of Reorganization and the financings contemplated hereby and thereby, and (iv) a business plan of the Borrower including quarterly projections through December 31, 2007 and annual projections through December 31, 2010. Documents required to be delivered pursuant to clauses (i) and (ii) hereof which are made available via EDGAR, or any successor system of the SEC, in the Borrower’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent.

(r)    No Illegality. No law or regulation shall be applicable in the reasonable judgment of the Administrative Agent or the Lenders that restrains, prevents or imposes materially adverse conditions upon the Transactions.

(s)    Representations and Warranties. All representations and warranties set forth in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date, after giving effect to the Consummation of the Plan of Reorganization and to the Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which event such representation or warranty shall be true and correct in all material respects as of such specified date).

(t)    No Event of Default. After giving effect to the Consummation of the Plan of Reorganization and the Transactions, no Event of Default or event which, with the giving of notice or passage of time or both, would be an Event of Default shall have occurred and be continuing on the Closing Date.

(u)    Intercreditor Agreement. The Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, and the First Lien Collateral Agent shall have executed the Intercreditor Agreement.

(v)    Eligible Collateral. At the time the Lenders make the initial Loans, and after giving effect thereto, the Appraised Value of the Eligible Collateral shall not be less than 125% of the Total Obligations outstanding on the Closing Date.

(w)    Restructuring Aircraft Certificate. The Borrower shall have delivered an Officer’s Certificate certifying that there have been no material adverse developments or changes in the status of the Qualified Restructuring Indebtedness from the information previously disclosed to the Administrative Agent.

(x)    Eligible Accounts Receivable Certificate. The Borrower shall have delivered an Officer’s Certificate, substantially in the form of Exhibit K, setting forth the amount of the Eligible Accounts Receivable as of the Closing Date, together with all supporting documents with respect to such Eligible Accounts Receivable as the Administrative Agent may reasonably request.

(y)    Corporate Ratings. The Borrower shall have obtained a corporate credit rating from S&P and a corporate family rating from Moody’s.

(z)    No Material Adverse Effect. Since January 29, 2007, no Material Adverse Effect shall have occurred.

(aa)    First Lien Credit Agreement. The First Lien Credit Agreement shall have become effective in accordance with its terms and the Borrower shall have received $600,000,000 in gross proceeds from the borrowing of First Lien Loans thereunder.

(bb)    Other Documentation and Information. The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and each Guarantor and the authorization of the Transactions and (ii) a fully executed copy of the First Lien Credit Agreement.

(cc)    Notice. The Administrative Agent shall have received a Borrowing Request pursuant to Section 2.02 with respect to the borrowing of the Loans.

SECTION 5.

AFFIRMATIVE COVENANTS

From the date hereof and for so long as the Second Lien Term Loan Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations not due and payable), the Borrower and each of the Guarantors agree to:

SECTION 5.01.  Financial Statements, Reports, etc.  Deliver to the Administrative Agent on behalf of the Lenders:

(a)  Within 90 days after the end of each fiscal year, the Borrower’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Borrower to be audited for the Borrower by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (without a “going concern” or like qualification or exception and without any qualification or exception (other than with respect to the 2005 audit and the 2006 audit) as to the scope of such audit) and to be certified by a Responsible Officer of the Borrower to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. Documents required to be delivered pursuant to this clause (a) which are made available via EDGAR, or any successor system of the SEC, in the Borrower’s Annual Report on Form 10-K, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent;

(b)  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Borrower’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Documents required to be delivered pursuant to this clause (b) which are made available via EDGAR, or any successor system of the SEC, in the Borrower’s Quarterly Report on Form 10-Q, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent;

(c)  (i) concurrently with any delivery of financial statements under (a) and (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying that no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred, or, if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the provisions of Sections 6.04, 6.05 and 6.06 and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and (ii) concurrently with any delivery of financial statements under (a) above, a certificate (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) of the accountants auditing the consolidated financial statements delivered under (a) above certifying that, in the course of the regular audit of the business of the Borrower and its Subsidiaries, such accountants have obtained no knowledge that an Event of Default pursuant to Section 7.01(c) due to any failure to comply with Section 6.04 or 6.05 has occurred and is continuing or if, in the opinion of such accountants, such an Event of Default has occurred and is continuing, specifying the nature thereof and all relevant facts with respect thereto;

(d)  promptly after the same become publicly available, copies of all registration statements and all periodic and other reports, proxy statements and other materials filed by it with the SEC, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be. Documents required to be delivered pursuant to this clause (d) which are made available via EDGAR, or any successor system of the SEC, shall be deemed delivered when made so available; provided that, upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent;

(e)  Within ninety (90) days from the last Business Day of the immediately preceding fiscal year, a detailed consolidated budget for the following 12-month period (including projected statements of operations and cash flow for such period);

(f)  as soon as available and in any event within fifteen (15) Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any Termination Event has occurred, a statement of a Responsible Officer of the Borrower describing the full details of such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by the Borrower, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto;

(g)  promptly and in any event within fifteen (15) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC’s intention to terminate any Single Employer Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(h)  if requested by the Administrative Agent, promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of the Borrower or any of its ERISA Affiliates;

(i)  within fifteen (15) Business Days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of the Borrower or any of its ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed and a statement of a Responsible Officer of the Borrower setting forth (i) sufficient information necessary to determine the amount of the lien under Section 302(f)(3) of ERISA, (ii) the reason for the failure to make the required payments and (iii) the action, if any, which the Borrower or any of its ERISA Affiliates proposed to take with respect thereto;

(j)  promptly and in any event within fifteen (15) Business Days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or which may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (i), (ii) or (iii) above;

(k)  promptly after a Responsible Officer obtains knowledge of (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect; or (ii) the receipt of any environmental audits and reports, whether prepared by personnel of the Borrower or any Guarantor or by independent consultants, which relate to an Environmental Liability which could be expected to have a Material Adverse Effect, notification thereof (together with, in the case of clause (ii) above, copies of such audits and reports), each such notice to be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto;

(l)  promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Guarantor as the Administrative Agent, at the request of any Lender, may reasonably request;

(m)  within (i) twenty (20) Business Days following the end of each calendar month, a certificate of a Responsible Officer of the Borrower or, if applicable, a Guarantor, (x) stating that at all times since the last certificate delivered under this Section 5.01(m) (or, in the case of the first certificate to be delivered after the Closing Date, at all times since the Closing Date) the Borrower or Guarantor, as the case may be, has utilized the Primary Routes and the Primary Foreign Slots in a manner consistent in all material respects with applicable regulations, rules, law, foreign law and contracts in order to preserve their respective rights in and to use each of the Primary Routes and Primary Foreign Slots and (y) setting forth (A) any permanent disposition or transfer by the Borrower or such Guarantor of any Appraised FAA Slot, Primary Foreign Slot or Primary Route and (B) airports associated with additional Primary Routes allocated to or acquired by the Borrower or such Guarantor which airports are not already listed on Schedule 4(g) to the Second Lien SGR Security Agreement or Schedule 4(i) to the Second Lien SGR Security Agreement and (ii) five (5) Business Days following the end of each calendar month, copies of any report filed by the Borrower or any Guarantor in such calendar month with the FAA, DOT or any other applicable Governmental Authority or Airport Authority or any Foreign Aviation Authorities regarding utilization of Primary Routes or Primary Foreign Slots or access to the Primary Supporting Route Facilities, as well as a summary thereof, in a format reasonably acceptable to the Administrative Agent;

(n)  at any time that Eligible Accounts Receivable shall be included as Eligible Collateral, promptly and in any event within 30 days after the end of each month while Eligible Accounts Receivable are part of Eligible Collateral, an Officer’s Certificate from the Borrower, substantially in the form of Exhibit K, setting forth the amount of Eligible Accounts Receivable as of such date, together with all supporting documents with respect to Eligible Accounts Receivable as the Administrative Agent may reasonably request;

(o)  promptly after a Responsible Officer obtains knowledge thereof, notice of any Collateral Event;

(p)  promptly after a Responsible Officer obtains knowledge thereof, notice of any Event of Loss;

(q)  promptly after a Responsible Officer obtains knowledge of any Visa/MasterCard Dollar Trigger Event, notification thereof (accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of such Visa/MasterCard Dollar Trigger Event).

Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com. Information delivered pursuant to this Section 5.01 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 10.01 hereto. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.delta.com (to the extent such information has been posted or is available as described in such notice). Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.

Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by the Borrower as “PUBLIC” or (ii) such notice or communication consists of copies of the Borrower’s public filings with the SEC.

SECTION 5.02.  Existence.  Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except (a)(i) if in the reasonable business judgment of the Borrower it is no longer necessary for the Borrower and the Guarantors to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (ii) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) as otherwise permitted in connection with (i) sales of assets permitted by Section 6.10 or (ii) mergers, liquidations and dissolutions permitted by Section 6.02.

SECTION 5.03.  Insurance.

(a)  In addition to the requirements of Section 5.03(b) or as set forth in each Real Property Mortgage, (i) keep its properties (other than the Mortgaged Collateral, as to which only the insurance provisions of the Second Lien Aircraft Mortgage shall be applicable) insured at all times, against such risks, including fire and other risks insured against by extended coverage, and on such term and conditions, as is prudent and customary with U.S. based companies of the same or similar size in the same or similar businesses; (ii) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Guarantor, as the case may be, in such amounts and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and (iii) maintain such other insurance or self insurance as may be required by law.

(b)  Maintain business interruption insurance in amounts that are reasonably satisfactory to the Administrative Agent and as is customary in the United States domestic airline industry for major United States air carriers having both substantial domestic and international operations.

(c)  All such insurance referred to in Section 5.03(a) with respect to the Collateral (other than the Mortgaged Collateral as to which only the provisions of the Aircraft Mortgage shall be applicable) shall (i) contain a Lender’s Loss Payable Endorsement in favor of the Collateral Agent, on behalf of the Second Priority Secured Parties, in all loss or damage insurance policies, (ii) provide that no cancellation thereof shall be effective until at least thirty (30) days after written notice thereof to the Collateral Agent, on behalf of the Second Priority Secured Parties, permitting the Collateral Agent to cure any default with respect to applicable outstanding premiums, (iii) name the Collateral Agent, for the benefit of the Second Priority Secured Parties, as loss payees for physical damage insurance with respect to property which constitutes Collateral (other than the Mortgaged Collateral as to which only the provisions of the Aircraft Mortgage shall be applicable) or a Real Property Asset as to which a Lien has been granted to the Collateral Agent, and as additional insureds for liability insurance, (iv) provide that once the Collateral Agent has given notice of the occurrence of an Event of Default, no loss in excess of $5,000,000 shall be adjusted or otherwise settled without the prior written consent of the Collateral Agent, and (v) state that none of the Collateral Agent, any of the Lenders, nor any other Second Priority Secured Party shall be responsible for premiums, commissions, club calls, assessments or advances.

(d)  Promptly deliver to the Collateral Agent copies of any notices received from its insurers with respect to insurance programs required by the Terrorism Risk Insurance Act of 2002 (as extended by the Terrorism Risk Insurance Extension Act of 2005) and, if so requested by the Collateral Agent, procure and maintain in force the insurance that is offered in such programs to the same extent maintained by companies of the same or similar size in the same or similar businesses.

(e)  No less frequently than annually, but in any event prior to expiration of any insurance policy maintained in connection herewith or in connection with any Collateral Document, furnish to the Collateral Agent certificates of insurance with respect to insurance maintained by the Borrower or any Guarantor, as the case may be, which certificates evidence compliance by the Borrower and the Guarantors with the insurance requirements set forth herein and in any of the Collateral Documents and contain signatures of duly authorized representatives of AON Risk Services or such other insurance broker as may be reasonably acceptable to the Collateral Agent, at all times prior to policy termination, cessation or cancellation.

(f)  Make available at the Borrower’s headquarters, upon the reasonable request of the Collateral Agent and upon reasonable prior notice, all insurance policies maintained by the Borrower and the Guarantors for the review of the Collateral Agent and any agents or representatives thereof.

SECTION 5.04.  Maintenance of Properties.  Except to the extent otherwise permitted hereunder, in its reasonable business judgment, keep and maintain, and cause each of its Subsidiaries to keep and maintain, all property material to the conduct of its business in good working order and condition (ordinary wear and tear and damage by casualty and condemnation excepted), except where the failure to keep such property in good working order and condition would not have a Material Adverse Effect.

SECTION 5.05.  Obligations and Taxes.  Pay all its material obligations (other than any obligations with respect to any Restructuring Aircraft, except obligations under any Post-Petition Aircraft Agreement applicable to such Restructuring Aircraft) promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges, levies or claims (other than such taxes, assessments and governmental charges, levies and claims to the extent addressed in the Plan of Reorganization, which shall be paid in accordance with the Plan of Reorganization) imposed upon it or upon its income or profits or in respect of its property, before the same shall become more than ninety (90) days delinquent, except in each case where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (ii) the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in accordance with GAAP.

SECTION 5.06.  Notice of Event of Default, etc.  Promptly upon the Borrower’s knowledge thereof give to the Administrative Agent notice in writing of any Event of Default or the occurrence of any event or circumstance which with the passage of time or giving of notice or both would constitute an Event of Default.

SECTION 5.07.  Access to Books and Records.  (a)  Maintain or cause to be maintained at all times true and complete books and records in all material respects in a manner consistent with GAAP in all material respects of the financial operations of the Borrower and the Guarantors and provide the Administrative Agent, the Collateral Agent and their respective representatives and advisors reasonable access to all such books and records (subject to requirements under any confidentiality agreements, if applicable), as well as any appraisals of the Collateral, during regular business hours, in order that the Administrative Agent and the Collateral Agent may upon reasonable prior notice and with reasonable frequency, but in any event, so long as no Event of Default has occurred and is continuing, no more than one time per year, examine and make abstracts from such books, accounts, records, appraisals and other papers, and permit the Administrative Agent, the Collateral Agent and their respective representatives and advisors to confer with the officers of the Borrower and the Guarantors and representatives (provided that the Borrower shall be given the right to participate in such discussions with such representatives) of the Borrower and the Guarantors, all for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice to the Borrower, permit the Administrative Agent, the Collateral Agent, and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrower and the Guarantors and to conduct examinations of and to monitor the Collateral held by the Collateral Agent, in each case at the expense of the Borrower (provided, that the Borrower shall not be required to pay the expenses of more than one such visit a year unless an Event of Default has occurred and is continuing).

(b)  Grant access to and the right to inspect all final reports, final audits (and draft reports and audits where no final reports or audits are available) and other similar internal information of the Borrower relating to the Real Property Assets with respect to environmental matters upon reasonable notice, and obtain any third party verification of matters relating to the Release or alleged Release of Hazardous Materials at the Real Property Assets and compliance with Environmental Laws and requirements of Airport Authorities with respect to environmental matters (for matters that would impact the value of the Real Property Assets) reasonably requested by the Administrative Agent at any time and from time to time.

SECTION 5.08.  Compliance with Laws.

(a)  Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Airport Authority (with respect to environmental matters) or Governmental Authority applicable to it or its property (including Environmental Laws), except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)  To the extent the following are required by Environmental Laws, any Governmental Authority or any requirements of an Airport Authority relating to environmental matters, conduct, and cause each of its Subsidiaries to conduct, any and all investigations, studies, sampling and testing and take, and cause each of its Subsidiaries to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials for which the Borrower or the Guarantors or their respective Subsidiaries is, or could be, liable. The foregoing shall not apply if, and only to the extent that (i) the Borrower’s or the Guarantors’ or their respective Subsidiaries’ liability for or any requirement of an Airport Authority with respect to such presence, storage, use, disposal, transportation or Release of any Hazardous Materials is being contested in good faith and by appropriate proceedings diligently conducted by such Persons, (ii) such remedial action is taken by other Persons responsible for such remedial action through an indemnification of the Borrower or the Guarantors or any Subsidiary thereof or (iii) such non-compliance would not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect. In the event that the Borrower or the Guarantors or any of their respective Subsidiaries undertakes any such investigation, study, sampling, testing or remedial action with respect to any Hazardous Materials, the Borrower or such Guarantors will, and will cause any such Subsidiary to, conduct and complete such action in compliance in all material respects with all applicable Environmental Laws and all applicable requirements of Airport Authorities relating to environmental matters.

(c)  If an Event of Default has occurred and is continuing or upon a reasonable belief that the Borrower has breached any representation, warranty or covenant hereunder with regard to environmental matters, at the request of the Administrative Agent from time to time, the Borrower will provide to the Administrative Agent within sixty (60) days after such request, or such longer time period as is reasonably necessary to secure any required governmental or third party authorizations for soil or groundwater investigations or other invasive samplings, at the expense of the Borrower, an environmental site assessment report for any properties of the Borrower, the Guarantors or any of their Subsidiaries described in such request, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, reasonable in scope based upon the circumstances of the request, indicating, where relevant under the circumstances of the request, the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided in the time referred to above, the Administrative Agent reasonably may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower and the Guarantors hereby grant, and agree to cause any Subsidiary that owns property described in such a request to grant, at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof a right, subject to the rights of tenants, to enter into their respective properties to undertake such an assessment.

SECTION 5.09.  Appraisal Reports and Field Audits.  Cooperate with the Appraiser, Real Estate Appraiser or Field Auditor, as the case may be, such that the Administrative Agent shall receive one or more Appraisal Reports or Field Audits, as the case may be, establishing the value of the Appraised Collateral or Eligible Accounts Receivable, as the case may be, (a) in the case of Appraisal Reports, by no later than thirty (30) days prior to each anniversary of the Closing Date, (b) on the date upon which any additional property or assets that constitutes Appraised Collateral (including, without limitation, applicable Cure Collateral) is pledged as Collateral to the Collateral Agent to secure the Second Priority Obligations, but only with respect to such additional Collateral, (c) promptly at the request of the Administrative Agent upon the occurrence and during the continuation of an Event of Default, (d) in the case of Field Audits, promptly at the request of the Administrative Agent (which are not contemplated to occur more than once per year, but in any event, so long as no Event of Default has occurred and is continuing, no more than once per year) and (e) upon a Change in Law with respect to any assets which constitute Collateral, which change could reasonably be expected to result in the Borrower’s failure to maintain the required coverage ratios pursuant to Section 6.06. In addition to the requirements set forth in this Section 5.09, if at any time the Collateral Agent in its reasonable good faith business judgment believes that a Collateral Event has occurred, it may request the delivery of an updated Appraisal Report with respect to the affected Collateral, and the Borrower and the Guarantors shall cooperate with the Appraiser to ensure that the Collateral Agent receives the same. The Borrower may from time to time cause to be delivered subsequent Appraisal Reports if it believes that the affected item of Collateral has a higher Appraised Value than that reflected in the most recent Appraisal Report delivered.

SECTION 5.10.  FAA and DOT Matters; Citizenship.  In the case of the Borrower and any applicable Guarantor (a) maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49; (b) at all times hereunder be a United States Citizen; (c) maintain at all times its status at the FAA as an air carrier and hold an air carrier operating certificate and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Parts 119 and 121 as currently in effect or as may be amended or recodified from time to time; and (d) except as specifically permitted herein or in the Second Lien SGR Security Agreement, possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, Gate Interests, authorizations, frequencies and consents which are material to the operation of the FAA Slots, the Routes and Foreign Slots utilized by it and the conduct of its business and operations as currently conducted except, in any case described in this clause (d), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

SECTION 5.11.  FAA Slot Utilization. Subject to transfers, exchanges and other dispositions permitted by this Agreement and the Second Lien SGR Security Agreement, utilize (or arrange for utilization by exchanging FAA Slots with other air carriers) the FAA Slots (except FAA Slots which are reasonably determined by the Appraisers to be of de minimis value) in a manner consistent in all material respects with applicable regulations, rules, laws and contracts in order to preserve its right to hold and operate the FAA Slots, taking into account any waivers or other relief granted to the Borrower by the FAA, any other applicable Governmental Authority or any Airport Authority.

SECTION 5.12.  Primary Foreign Slot Utilization.  Subject to transfers, exchanges and other dispositions permitted by this Agreement and the Second Lien SGR Security Agreement, utilize (or arrange for utilization by exchanging Primary Foreign Slots with other air carriers) the Primary Foreign Slots (except Primary Foreign Slots which are reasonably determined by the Appraisers to be of de minimis value) in a manner consistent in all material respects with applicable regulations, rules, foreign law and contracts in order to preserve its right to hold and operate the Primary Foreign Slots, taking into account any waivers or other relief granted to the Borrower by any applicable Foreign Aviation Authorities.

SECTION 5.13.  Primary Route Utilization.  Subject to transfers, exchanges and other dispositions permitted by this Agreement and the Second Lien SGR Security Agreement, utilize the Primary Routes (except Primary Routes which are reasonably determined by the Appraisers to be of de minimis value) in a manner consistent in all material respects with applicable regulations, rules, treaties, foreign law and contracts in order to preserve its right to hold and operate the Primary Routes and maintain access to the Primary Supporting Route Facilities sufficient to ensure its ability to retain its rights in and to the Primary Routes, taking into account any waivers or other relief granted to the Borrower by the FAA, any other applicable Governmental Authority, any Airport Authority or any applicable Foreign Aviation Authorities.

SECTION 5.14.  Additional Subsidiaries.  If any additional Subsidiary of the Borrower is formed or acquired after the Closing Date, the Borrower will promptly, and in any event within twenty (20) Business Days after such Subsidiary is formed or acquired, (a) to the extent such Subsidiary is an entity incorporated or organized in the United States and is not an Immaterial Subsidiary, an Excluded Subsidiary or a Restricted Captive Insurance Company Subsidiary, cause such Subsidiary to become a party to the Guarantee contained in Section 9 hereof, each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a Lien in favor of the Collateral Agent for the benefit of the Second Priority Secured Parties, by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit H and, subject to preexisting Liens on such Subsidiary’s assets and the terms thereof (to the extent the same are permitted under this Agreement), promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Second Priority Obligations to the extent required under the applicable Collateral Documents and (c) cause any Equity Interests or promissory notes evidencing Indebtedness of such Subsidiary that, in each case, are owned by or on behalf of the Borrower or any Guarantor to be pledged to the extent required by the Collateral Documents, provided that, if such Subsidiary is directly owned by the Borrower or any Guarantor and is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, Equity Interests of such Subsidiary to be pledged shall be limited to 65% of the outstanding voting Equity Interests of such Subsidiary.

SECTION 5.15.  [Reserved]

SECTION 5.16.  Additional Collateral; Additional Grantors.

(a)  If any aircraft, engines, spare parts or owned real property (including, in the case of owned real property, only owned real property valued individually in excess of $5,000,000 or $20,000,000 in the aggregate from the Closing Date, but excluding any leasehold interests) are acquired by the Borrower or any Guarantor after the Closing Date (other than any spare parts that become subject to a Lien pursuant to the Aircraft Mortgage upon acquisition thereof), the Borrower will promptly notify the Administrative Agent thereof and at the Administrative Agent’s request within forty-five (45) days of such notice, will cause such assets to be subjected to a Lien securing the Second Priority Obligations to the extent not excluded from the definition of “Collateral” under the Loan Documents, subject to preexisting Liens on such assets permitted hereunder and any other Liens permitted hereunder, and will take, and cause the Guarantors to take, such actions as shall be necessary to grant and perfect such Liens, including actions described in this paragraph (a), all at the expense of the Borrower and Guarantors; provided, however, that this clause (a) shall not apply (i) if and to the extent that, on the date of and after giving effect to such acquisition, the Borrower shall be in compliance with Section 6.06(a) and shall have delivered to the Administrative Agent an Officer’s Certificate certifying to such compliance or (ii) to any aircraft, engines, spare parts or owned real property to the extent that the Administrative Agent has received, on or before the date of such acquisition, a copy of an executed commitment letter, letter of intent, memorandum or understanding or other similar document that evidences a commitment to consummate a financing of such aircraft, engines, spare parts or owned real property within forty-five (45) days of the date of such acquisition and such financing actually occurs within forty-five (45) days (it being understood that the Lenders hereby authorize the Collateral Agent to withhold or delay such filing if the Collateral Agent shall be satisfied in its sole discretion that the applicable financing shall be consummated within a reasonable timeframe thereafter); provided further that the Administrative Agent shall not require the execution or delivery of any Mortgage Supplement, or require the Borrower or any Guarantor to take any actions with respect to the FAA, relating to any of the 737-800 aircraft to be sold pursuant to agreements described on Schedule 5.17 hereof.

(b)  Upon any Guarantor acquiring any right, title or interest in any FAA Slots, Foreign Slots, Routes, Supporting Route Facilities or Gate Interests acquired in connection with a Permitted Acquisition, such Guarantor will promptly, and in any event within twenty (20) Business Days of such acquisition, become a party to the Second Lien SGR Security Agreement.

SECTION 5.17.  Pledged Spare Parts.  Segregate all of its Pledged Spare Parts from any Spare Parts which are subject to any consignment arrangement, and shall keep all Spare Parts not so subject to a consignment arrangement in Spare Parts Locations, except to the extent permitted in the Second Lien Aircraft Mortgage. The Pledged Spare Parts will be maintained by or on behalf of the Borrower and Comair, as required by the Second Lien Aircraft Mortgage.

SECTION 5.18.  Further Assurances.  Execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law, the Cape Town Convention or by the FAA, or that the Collateral Agent may reasonably request, in order to create, grant, establish, preserve, protect and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, to the extent required under this Agreement or the Collateral Documents, including, without limitation, amending, amending and restating, supplementing, assigning or otherwise modifying, renewing or replacing the Second Lien Aircraft Mortgage or other agreements, instruments or documents relating thereto, in each case as may be reasonably requested by the Collateral Agent, in order to (i) create interests (including, but not limited to, International Interests, Assignments, Prospective International Interests, Prospective Assignments, Sales, Prospective Sales, Assignments of Associated Rights and Subordinations) that may be registered and/or assigned under the Cape Town Convention, (ii) create, grant, establish, preserve, protect and perfect the Liens in favor of the Collateral Agent for the benefit of the Second Priority Secured Parties to the fullest extent possible under the Cape Town Convention, including, where necessary, the subordination of other rights or interests and (iii) realize the benefit of the remedial provisions that are contemplated by the Cape Town Convention, subject to the provisions of Section 4.07 of the Second Lien Aircraft Mortgage.

Without limiting the generality of the foregoing or any other provisions of the Loan Documents, the Borrower hereby (a) agrees to exclude the application of Article XVI(1)(a) of the Protocol and (b) consents, pursuant to Article XV of the Protocol, to any Assignment of Associated Rights within the scope of Article 33(1) of the Cape Town Convention which is permitted or required by the applicable Loan Documents and further agrees that the provisions of the preceding paragraph shall apply, in particular, with respect to Articles 31(4) and 36(1) of the Cape Town Convention to the extent applicable to any such Assignment of Associated Rights.

SECTION 5.19.  Post Closing Items.

(a)  Within thirty (30) days of the Closing Date, the Borrower and each applicable Guarantor shall have duly executed and delivered to the Collateral Agent a Trademark Security Agreement in substantially the form of Exhibit F-1 (the “Second Lien Trademark Security Agreement”), together with all documents, certificates, forms and filing fees that the Collateral Agent may deem reasonably necessary to perfect and protect the Liens and security interests created in the identified intellectual property in the Second Lien Trademark Security Agreement.

(b)  Within thirty (30) days of the Closing Date (or such later date as the Administrative Agent may, in its reasonable discretion, consent to in writing), the Borrower and each applicable Guarantor shall have delivered to the Collateral Agent or First Lien Collateral Agent a Shifting Control Agreement or any other Control Agreement, properly executed by the Borrower or any Guarantor, as the case may be, and each bank or other financial institution (as may be specified by the Borrower) at which the Borrower or any Guarantor, as the case may be, maintains a deposit account or securities account (it being understood that no Control Agreement shall be required to be delivered with respect to any Excluded Account).

(c)  Within thirty (30) days of the later of (i) the Closing Date and (ii) the date the Collateral Agent becomes registered with the International Registry (or such later date as the Administrative Agent may, in its reasonable discretion, consent to in writing), the Borrower and each applicable Guarantor shall have delivered evidence of the registrations in the International Registry of International Interests in the Airframes, Engines and Spare Engines constituted by the Second Lien Aircraft Mortgage.

SECTION 6.

NEGATIVE COVENANTS

From the date hereof and for so long as the Second Lien Term Loan Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations not due and payable), the Borrower and each of the Guarantors will not:

SECTION 6.01.  Liens.  Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or the Guarantors, now owned or hereafter acquired by the Borrower or any of such Guarantors, other than:

(a)    Liens which were existing on the Closing Date as reflected on Schedule 3.07;

(b)    Permitted Liens;

(c)    Liens in favor of the Collateral Agent and the Lenders pursuant to the Loan Documents;

(d)    Liens securing Indebtedness or Capitalized Leases permitted by Section 6.03(l) or any permitted refinancing thereof, provided that such Lien attach only to the assets of the Borrower or Guarantor (including related leases thereof and, in the case of personal property, other assets integral to the use thereof including security deposits from any sublessee collaterally assigned for the benefit of lessors) subject to such acquisition or financing;

(e)    Liens on the Collateral that are pari passu with the Liens in favor of the First Lien Collateral Agent securing the Designated Cash Management Obligations;

(f)    Liens on the Collateral that are pari passu with the Liens in favor of the First Lien Collateral Agent securing Indebtedness permitted by Section 6.03(f) or (g) and relating to Designated Hedging Agreements; provided that the maximum amount of such Indebtedness that constitutes First Priority Obligations shall not exceed $200,000,000 at any time;

(g)    licenses, leases and subleases of (A) Mortgaged Collateral and Collateral (as defined in the Second Lien SGR Security Agreement) granted to others but only to the extent permitted by the Second Lien Aircraft Mortgage with respect to Mortgaged Collateral and to the extent permitted by the Second Lien SGR Security Agreement with respect to Collateral as defined therein and (B) all other assets to the extent such license, sublicense, lease or sublease does not interfere in any material respect with the business of the Borrower and the Guarantors, taken as a whole;

(h)    Liens arising from precautionary UCC financing statements regarding operating leases permitted by this Agreement;

(i)    any interest or title of a licensor, sublicensor, lessor, sublessor or airport operator under any lease, license or use agreement;

(j)    Liens on real and personal property acquired in connection with acquisitions permitted by this Agreement to the extent such Liens exist on such acquired property at the time of acquisition or Liens existing on any property or asset of any Person that becomes a Guarantor after the date hereof prior to the time such Person becomes a Guarantor, provided, (1) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Guarantor, as the case may be, (2) such Liens shall not apply to any other property or assets of the Borrower or any Guarantor and (3) such Liens shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Guarantor, as the case may be;

(k)    Liens in favor of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business and consistent with past practices;

(l)    Liens on (1) the Borrower’s right to receive a refund of unearned insurance premiums and (2) insurance policies and the proceeds thereof, to secure the Borrower’s payment of such insurance premiums financed by Indebtedness permitted pursuant to Section 6.03(e);

(m)    Liens on the Collateral in favor of the First Lien Collateral Agent securing the First Priority Obligations;

(n)    junior Liens on the Collateral securing the Indebtedness permitted pursuant to Section 6.03(m), provided, that such Liens shall be subject in all respects to an intercreditor agreement substantially in the form of the Intercreditor Agreement;

(o)    Liens consisting of setoff or netting rights in connection with Hedging Agreements;

(p)    Liens securing reimbursement obligations in respect of standby or documentary letters of credit or bankers acceptances, provided that in the case of (1) documentary letters of credit or bankers acceptances, such Liens attach only to the documents, goods covered thereby and proceeds thereof and (2) in the case of standby letters of credit, such Liens may only be on cash in an amount not to exceed $172,500,000;

(q)    Liens on the underlying commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(r)    Liens which arise under Article 2 of the UCC;

(s)    replacement, extension and renewal of any Lien permitted hereby, provided that any such replacement, extension, or renewal of any Lien shall not extend to any property or assets of the Borrower or any Guarantor which was not subject to the Lien being replaced, extended or renewed;

(t)    Liens in favor of any of the Borrower or a Guarantor that do not encumber any Collateral;

(u)    Liens arising by operation of law in connection with judgments, attachment or awards which do not constitute an Event of Default hereunder;

(v)     other Liens incurred by the Borrower and the Guarantors (except with respect to Real Property Assets) so long as the Indebtedness and other obligations secured thereby does not exceed Indebtedness permitted by Section 6.03(ee);

(w)    Liens on cash collateral and fuel inventory (and the proceeds thereof) or letters of credit in each case securing Indebtedness permitted pursuant to Section 6.03(f), and Indebtedness permitted by Section 6.03(g) in an aggregate amount at any one time for all such cash and letters of credit in excess of the amount thereof that is secured as permitted by Section 6.01(f), not in excess (other than with respect to Liens on fuel inventory and the proceeds thereof) of $575,000,000;

(x)    Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the total assets subject to this Section 6.01;

(y)    Liens on any Restructuring Aircraft created by or pursuant to any Post-Petition Aircraft Agreement;

(z)    Liens on the Excluded Accounts and amounts on deposit therein in favor of the beneficiaries of the amounts on deposit therein to the extent such Liens secure obligations owed to such beneficiaries;

(aa)    the Lien of the Jet Fuel Counterparty on the Jet Fuel Assets, in the event that the transactions underlying the Jet Fuel Inventory Supply Agreement are re-characterized as Indebtedness owed by the Borrower;

(bb)    Liens attaching solely to cash earnest money deposits in connection with Investments permitted pursuant to Section 6.09;

(cc)    Liens securing Indebtedness permitted by (i) Section 6.03(h) and (ii) Section 6.03(y);

(dd)    Liens on cash collateral securing surety and appeal bonds in an aggregate amount for all such cash collateral not exceeding $172,500,000; and

(ee)    other Liens so long as the obligations secured thereby do not exceed $28,750,000 at any time.

SECTION 6.02.  Merger, etc.  Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except (a) that any Subsidiary (so long as such Subsidiary is not the Borrower) may merge into the Borrower or any other Guarantor in a transaction in which the Borrower or any Guarantor is the surviving corporation, provided that (i) immediately after giving effect thereto no Event of Default or event with which upon notice or the passage of time or both would constitute an Event of Default shall have occurred and be continuing and (ii) any such merger involving a Person whose Equity Interests are not 100% owned by the Borrower directly or indirectly immediately prior to such merger shall not be permitted unless also permitted by Section 6.10; (b) that any Subsidiary (so long as such Subsidiary is not the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that an Event of Default does not result from such liquidation or dissolution; (c) any Person (other than the Borrower) may merge into the Borrower or any Guarantor pursuant to a Permitted Acquisition in which the Borrower or such Guarantor is the surviving corporation; (d) asset sales permitted hereunder; and (e) any Permitted Change of Control Transaction.

SECTION 6.03.  Indebtedness.  Contract, create, incur, assume or suffer to exist any Indebtedness, except for:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness incurred pursuant to the First Lien Credit Agreement or any refinancing thereof in accordance with the Intercreditor Agreement; provided that the principal amount of Indebtedness incurred in connection with any such refinancing shall not exceed the amount permitted by the Intercreditor Agreement;

(c)    Indebtedness incurred prior to the Closing Date or with respect to which an option exists (including existing Capitalized Leases) as set forth on Schedule 6.03;

(d)    intercompany Indebtedness between the Borrower and the Guarantors, which Indebtedness shall be pledged to the Collateral Agent pursuant to the Second Lien Pledge Agreement, to the extent required pursuant to the terms thereof;

(e)    Indebtedness of the Borrower or any Guarantor owed to one or more Persons in connection with the financing of certain insurance premiums;

(f)    Indebtedness owed to any First Lien Lender (or any of its banking Affiliates) or any other Person in respect of fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is entered into for bona fide hedging purposes and, in the case of such other derivatives contracts, in the ordinary course of business;

(g)    Indebtedness owed to any First Lien Lender or any of its banking Affiliates or any other Person in respect of (i) foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign exchange rates and currency values and (ii) interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates, in each case to the extent that such agreement or contract is entered into in the ordinary course of business for bona fide hedging purposes;

(h)    Indebtedness owed to any First Lien Lender or any of its banking Affiliates or any other Person in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(i)    Indebtedness of any of the Borrower and the Guarantors consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business and consistent with past practices of the Borrower and the Guarantors;

(j)    Indebtedness of any of the Borrower and the Guarantors arising in the ordinary course of business of the relevant party and owing to Citibank, N.A., its banking Affiliates and other financial institutions providing netting services permitted to be incurred and outstanding pursuant to this Agreement so long as such Indebtedness does not remain outstanding for more than three (3) Business Days from the date of its incurrence;

(k)    Indebtedness of any of the Borrower and the Guarantors to credit card processors in connection with credit card processing services incurred in the ordinary course of business of the Borrower and the Guarantors;

(l)    (i) Indebtedness incurred to finance the acquisition of aircraft, engines, spare parts or other operating assets; provided that no such Indebtedness may be incurred more than twelve (12) months after such acquisition if, after giving effect to such Indebtedness, an Event of Default shall have occurred and be continuing under Section 6.06; and (ii) other Indebtedness secured by aircraft, engines, spare parts or other operating assets that are not subject to Liens described in Section 6.01(c) (including without limitation as a result of any release of such Liens pursuant to Section 6.06(c));

(m)    Indebtedness of the Borrower and the Guarantor in an aggregate amount not to exceed $1,150,000,000, provided that such Indebtedness shall have a final maturity six months after the Maturity Date and shall be on terms reasonably satisfactory to the Administrative Agent;

(n)    Indebtedness consisting of promissory notes issued to current or former directors, consultants, managers, officers and employees or their spouses or estates to purchase or redeem capital stock of the Borrower issued to such director, consultant, manager, officer or employee in an aggregate amount not to exceed $1,150,000 annually;

(o)    Indebtedness to the extent permitted by an Investment permitted by Section 6.09(j);

(p)    Indebtedness of a person or acquired assets that is the subject of a Permitted Acquisition which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof;

(q)    intercompany Indebtedness owed by the Borrower and any Guarantor to another Subsidiary, which is not a Guarantor, in an amount not to exceed $57,500,000 in the aggregate at any one time outstanding;

(r)    any Indebtedness extending, renewing, replacing or refinancing (collectively, “Refinancing”) all or any portion of any Indebtedness permitted under paragraph (c), (l), (m), (p), (x), (y) or (z), provided that (1) any such Refinancing of Indebtedness permitted under clause (m) which is subordinated to the Obligations shall remain subordinated on substantially the same basis, and (2) the weighted average life to maturity of such Indebtedness, in the case of clause (m), shall not be shortened, provided further that any such Refinancing of Indebtedness permitted under clause (c) or (l)(i) may exceed the amount being Refinanced so long as the Lien securing such Refinancing does not extend to any property or asset of the Borrower or any Guarantor which was not subject to the Lien securing the Indebtedness being Refinanced;

(s)    other unsecured Indebtedness incurred subsequent to the Closing Date;

(t)    Indebtedness in respect of Redeemable Stock;

(u)    Indebtedness in respect of deferred rent;

(v)    Indebtedness in respect of deferred taxes;

(w)    Indebtedness permitted to be secured pursuant to Section 6.01(p);

(x)    Indebtedness under the ALPA Notes and the CVG Notes;

(y)    Indebtedness secured by purchase money security interests and Capitalized Leases (including in the form of sale-leaseback, synthetic lease or similar transactions) to the extent such Indebtedness was incurred in connection with ARB Indebtedness; provided, that the amount of such Indebtedness does not exceed 100% of the purchase price or construction cost (including any capitalized interest and issuance fees and expenses) of the subject asset;

(z)    Indebtedness relating to any Restructuring Aircraft created by or pursuant to any Post-Petition Aircraft Agreement;

(aa)    Indebtedness consisting of indemnification obligations owed by Comair to Bombardier Inc., a Canadian national corporation, relating to certain CRJ leases, in an amount not to exceed $9,000,000 in the aggregate;

(bb)    in the event that the transactions underlying the Jet Fuel Inventory Supply Agreement are re-characterized as Indebtedness owed by the Borrower, such Indebtedness;

(cc)    reimbursement obligations in respect of standby or documentary letters of credit or bankers acceptances that are secured by Liens permitted pursuant to Section 6.01(p);

(dd)    surety and appeal bonds secured by Liens permitted pursuant to Section 6.01(dd); and

(ee)    Indebtedness not to exceed $28,750,000 at any one time outstanding for Indebtedness of the Borrower or any Guarantor incurred subsequent to the Closing Date that will be secured Indebtedness.

SECTION 6.04.  Fixed Charge Coverage.  Permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter ending in the months below to be less than the corresponding ratio opposite such month:

Fiscal quarter ending	Ratio

June 2007	0.85:1.00
September 2007	0.85:1.00
December 2007	0.85:1.00
March 2008 and thereafter for each fiscal quarter ending through the Maturity Date	1.02:1.00

SECTION 6.05.  Unrestricted Cash Reserve.  Permit the aggregate amount of Unrestricted Cash to be less than $650,000,000 at any time after the 30th day following the Closing Date.

SECTION 6.06.  Coverage Ratio.  (a)  Permit at any time the ratio (the “Total Collateral Coverage Ratio”) of (i) the Appraised Value of the Eligible Collateral to (ii) the sum of the aggregate outstanding principal amount of the First Lien Obligations plus the outstanding principal amount of the Second Lien Term Loans (such sum the “Total Obligations”) to be less than 125%, provided, that if, (A) upon (i) delivery of an Appraisal Report or a Field Audit (as applicable) pursuant to Section 5.09 hereof or (2) the establishment of reserves pursuant to clause (B) of the definition of “Appraised Value” contained herein and (B) solely with respect to determining compliance with this Section as a result thereof, it is determined that the Borrower shall not be in compliance with this Section 6.06(a), the Borrower shall, within forty-five (45) days of the date of such Appraisal Report, Field Audit or establishment of reserves (as applicable), (I) designate Cure Collateral as additional Eligible Collateral in accordance with clause (d) of the definition of Eligible Collateral in Section 1.01 or (II) prepay the Loans, in each case in an amount sufficient to enable the Borrower to comply with this Section 6.06(a).

(b)  Notwithstanding anything to the contrary contained herein, if the Borrower shall fail at any time to be in compliance with Section 6.06(a) solely as a result of an Event of Loss (as defined in the Second Lien Aircraft Mortgage) or other Recovery Event, in each case, covered by insurance (pursuant to which the Collateral Agent is named as loss payee and with respect to which payments are to be delivered directly to the Collateral Agent or First Lien Collateral Agent) for which the insurer thereof has been notified of the relevant claim and has not challenged such coverage, any calculation made pursuant to Section 6.06(a) shall deem the Borrower to have received Net Cash Proceeds (and to have taken all steps necessary to designate, and to have designated, such Net Cash Proceeds as Cure Collateral) in an amount equal to the expected coverage amount (as determined by the Borrower in good faith and updated from time to time to reflect any agreements reached with the applicable insurer and net of any amounts required to be paid out of such proceeds and secured by a Lien permitted pursuant to Section 6.01(l)) until the earlier of (i) the date any such Net Cash Proceeds are actually received by the Collateral Agent or First Lien Collateral Agent, as applicable, (ii) the date that is 270 days after such Event of Loss or Recovery Event and (iii) the date on which any such insurer denies such claim; provided that, prior to giving effect to this clause (c), the Appraised Value of the Eligible Collateral shall be no less than 100% of the Total Obligations. It is understood and agreed that if the Collateral Agent should receive any Net Cash Proceeds directly from the insurer in respect of an Event of Loss or a Recovery Event and at the time of such receipt, (A) no Event of Default shall have occurred and be continuing and the Borrower is in compliance with Section 6.06(a) (without giving effect to the receipt of such Net Cash Proceeds), the Collateral Agent shall promptly cause such proceeds to be paid to the Borrower or the applicable Guarantor and (B) an Event of Default shall have occurred and be continuing or the Borrower fails to be in compliance with Section 6.06(a) (without giving effect to the receipt of such Net Cash Proceeds), the Collateral Agent shall promptly cause such proceeds to be deposited into the account of the Borrower or the applicable Guarantor maintained for such purpose with the Administrative Agent that is subject to a Full Control Agreement and such proceeds shall be applied or released from such account in accordance with Section 2.10(a).

(c)  At the Borrower’s request, (i) the Lien on an operating asset constituting Collateral in connection with any financing permitted pursuant to (x) Section 6.03(l) secured by such operating asset or (y) Section 6.03(y) or (ii) the Lien on an asset constituting Eligible Collateral will be promptly released, provided, in each case, that the following conditions are satisfied or waived: (A) no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing, (B) either (x) after giving effect to such release, the remaining Eligible Collateral shall continue to satisfy this Section 6.06, (y) the Borrower shall prepay the Loans in an amount required to comply with this Section 6.06, or (z) the Borrower shall deliver to the Collateral Agent Cure Collateral in an amount required to comply with this Section 6.06, and (C) the Borrower shall deliver an Officer’s Certificate demonstrating compliance with this Section 6.06 following such release. In connection herewith, the Collateral Agent agrees to promptly provide any documents or releases reasonably requested by the Borrower to evidence such release.

SECTION 6.07.  Dividends; Capital Stock.  Declare or pay, directly or indirectly, or otherwise make any Restricted Payment or set apart any sum for the aforesaid purposes, except (a) dividends or other distributions or transfers to the Borrower or another Guarantor; (b) dividends by any Guarantor to any other holder of its equity on a pro rata basis; (c) dividends in the form of capital stock or increases in the aggregate liquidation value of any preferred stock; (d) repurchases of Equity Interests deemed to occur upon (i) the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof or (ii) the withholding of a portion of Equity Interests issued to (A) employees under the Plan of Reorganization and (B) employees and other participants under an equity compensation program of the Borrower or its Subsidiaries, in each case to cover withholding tax obligations of such persons in respect of such issuance; (e) dividends or repurchases of Equity Interests with the proceeds from the issuance of additional Equity Interests or subordinated Indebtedness permitted hereunder, provided that no Event of Default shall have occurred and be continuing at the time of payment of such dividend; (f) to the extent not otherwise permitted under clauses (c) or (e) of this Section, dividends or other distributions or transfers pursuant to stock option plans, other benefit plans or other arrangements for management or employees of the Borrower and its Subsidiaries in a maximum aggregate amount not to exceed $2,300,000; and (g) other Restricted Payments in an aggregate amount not to exceed $1,150,000 annually.

SECTION 6.08.  Transactions with Affiliates.  Sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrower and its Subsidiaries), other than (a) on overall terms and conditions not less favorable to the Borrower or such Guarantor than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions contemplated by the Plan of Reorganization; (c) fees and compensation paid to, and indemnities provided on behalf of, officers, directors or employees of the Borrower or any Guarantor as reasonably determined by the board of directors or senior management, as the case may be, of the Borrower or any Guarantor; (d) any dividends, other distributions or payments permitted by Section 6.07; (e) the existence of, and the performance by a Guarantor or the Borrower of its obligations under the terms of, any limited liability company, limited partnership or other organization document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and set forth on Schedule 6.08, and similar agreements that it may enter into thereafter; (f) the provision of any legal, accounting or administrative services to the Borrower or any of its Subsidiaries in the ordinary course of business in accordance with past practices; and (g) transactions with Affiliates set forth on Schedule 6.08.

SECTION 6.09.  Investments, Loans and Advances.  Purchase, hold or acquire any Investments, except for:

(a)    ownership by the Borrower and the Guarantors of the capital stock of each of the Subsidiaries subject in each case to Section 6.02;

(b)    Permitted Investments;

(c)    advances and loans among the Borrower and the Guarantors;

(d)    Investments in the Escrow Accounts and other trust accounts;

(e)    Investments existing on the date hereof and described on Schedule 6.09 hereto;

(f)    Investments in connection with (i) foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and currency values, (ii) interest rate swap, cap or collar agreements and interest rate future or option contracts and other similar agreements designed to hedge against fluctuations in interest rates, and (iii) fuel hedges and other derivatives contracts, in each case to the extent that such agreement or contract is entered into for bona fide hedging purposes and (other than in the case of fuel hedges) in the ordinary course of business;

(g)    Investments received (x) in settlement of amounts due to any of the Borrower and the Guarantors effected in the ordinary course of business (including as a result of dispositions permitted by this Agreement) or (y) in connection with the bankruptcy or the reorganization of any customers or suppliers;

(h)    Investments in an amount not to exceed $172,500,000 in the aggregate at any one time outstanding in connection with (1) Investments in travel or airline related businesses made in connection with marketing and promotion agreements, alliance agreements, distribution agreements, agreements with respect to fuel consortiums, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to parts management systems and other similar agreements, (2) additional Investments in joint ventures listed on Schedule 6.09 or Investments in new joint ventures made after the Closing Date, and (3) Investments by the Borrower and the Guarantors not otherwise permitted under this Agreement;

(i)    advances to officers, directors and employees of the Borrower and the Guarantors in an aggregate not to exceed (i) $287,500 at any time outstanding to any individual officer, director or employee or (ii) $5,750,000 in the aggregate at any time outstanding for all such advances;

(j)    Investments held or invested in by any of the Borrower and the Guarantors in the form of foreign cash equivalents in the ordinary course of business;

(k)    advances to officers, directors and employees of the Borrower and the Guarantors in connection with relocation expenses or signing bonuses for newly hired officers, directors or employees of the Borrower and the Guarantors;

(l)    Investments in the form of lease, utility and other similar deposits or any other deposits permitted hereunder in the ordinary course of business;

(m)    pledges and deposits by the Borrower and the Guarantors permitted under Sections 6.01 or 6.03;

(n)    (i) Investments and guarantees by the Borrower and the Guarantors permitted under Sections 6.01 or 6.03, (ii) Guarantees in the ordinary course of business of obligations that do not constitute Indebtedness of (A) the Borrower or any of its Subsidiaries or (B) any regional air carrier that is a member of the Delta Connection program owed to airport operators in connection with its activities under the Delta Connection program and (iii) advances to airport operators of landing fees and other customary airport charges on behalf of carriers for which the Borrower or any of its Subsidiaries provides ground handling services;

(o)    loans or Investments by the Borrower or any Guarantor that could otherwise be made as a distribution permitted under Section 6.07; provided that for purposes of Section 6.07 such loan or Investment shall be treated as a distribution thereunder;

(p)    Investments held by the Borrower or any Guarantor to the extent such Investments reflect an increase in the value of Investments;

(q)    Investments by the Borrower and the Guarantors creating new Subsidiaries so long as they comply with Section 5.14 hereof;

(r)    Investments in Subsidiaries which are not Guarantors in an aggregate amount not to exceed $28,750,000 in the aggregate at any one time outstanding;

(s)    Investments in Aero Assurance, Ltd. or New Sky, Ltd., to the extent reasonably necessary to support the working capital insurance obligations of the Borrower and the Guarantors;

(t)    any Permitted Acquisition by the Borrower or any Guarantor so long as (1) on a pro forma basis after giving effect to such Permitted Acquisition, the Borrower and the Guarantors shall be in compliance with Sections 6.04, 6.05 and 6.06 and (2) in the event the purchase price for such Permitted Acquisition exceeds $750,000,000, the sum of (A) the unrestricted cash of the Borrower and its Subsidiaries and (B) the Unused Total Revolving Commitment, in each case, as determined immediately prior to such acquisition, shall be no less than $1,500,000,000;

(u)    any Investments acquired in connection with Permitted Acquisitions;

(v)    capitalization or forgiveness of any Indebtedness owed to the Borrower by any Guarantor or owed to any Guarantor by the Borrower or any other Guarantor;

(w)    cancellation, forgiveness, set-off, or acceptance of prepayments by the Borrower or any Guarantor with respect to debt, other obligations and/or equity securities in the ordinary course of business and to the extent not otherwise prohibited by the terms of this Agreement;

(x)    Investments consisting of the acquisition of equity interests pursuant to Sections 6.07(d) and 6.07(e);

(y)    the Borrower and the Guarantors may hold Investments comprised of notes payable, or stock or other securities issued by Account Debtors to the Borrower or such Guarantor, as the case may be, pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(z)    the Borrower and the Guarantors may make Investments with the funds held in the Excluded Accounts;

(aa)    the Borrower may make any Investment in any Guarantor, any Guarantor may make any Investment in the Borrower and any Guarantor may make any Investment in any other Guarantor;

(bb)    the Borrower may make Investments in the form of advances under a revolving loan facility in an aggregate principal amount not to exceed $28,750,000 outstanding at any time, to the Borrower’s Plans or any similar benefit plans of the Borrower (together, the “Benefits Plans”) for the payment of ordinary operating expenses of the Benefits Plans (including the payment of benefits in accordance with the terms of the Benefits Plans and periodic premiums under insurance or annuity contracts) or for the purposes incidental to the ordinary operation of the Benefits Plans;

(cc)    Investments resulting from any sale or other Disposition of assets otherwise permitted by Section 6.10; and

(dd)    the Borrower and the Guarantors may make other Investments in an aggregate amount outstanding at any one time not to exceed $28,750,000 for all Investments made pursuant to this clause (dd).

The amount of any investment or loan shall be the initial amount of such investment less all returns of principal, capital, dividends and other cash returns thereof and less all liabilities expressly assumed by another person in connection with the sale of such investment.

SECTION 6.10.  Disposition of Assets.  Sell or otherwise Dispose of any Collateral (including, without limitation, the capital stock of any Subsidiary, but excluding any Permitted Disposition), except that such sale or other Disposition of Collateral shall be permitted provided that upon consummation of any such sale or other Disposition (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower is in compliance, after giving effect to the grace periods referred to in Section 6.06 and after giving effect to such sale or other Disposition (including any deposit of any Net Cash Proceeds received upon consummation thereof in an account subject to a Full Control Agreement), with Section 6.06 hereof; provided that nothing contained in this Section 6.10 is intended to excuse performance by the Borrower or any Guarantor of any requirement of any Collateral Document that would be applicable to a Disposition permitted hereunder.

SECTION 6.11.  Nature of Business.  Enter into any business that is materially different from those conducted by the Borrower and the Guarantors on the Closing Date, except for any business ancillary to the businesses conducted by the Borrower and the Guarantors on the Closing Date.

SECTION 6.12.  Fiscal Year.  Change the last day of its fiscal year from December 31.

SECTION 7.
EVENTS OF DEFAULT

SECTION 7.01.  Events of Default.  In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):

(a)  any representation or warranty made by the Borrower or any Guarantor in this Agreement, in any other Loan Document or in any written document required to be delivered in connection herewith or therewith, shall prove to have been false or materially misleading when made or delivered; or

(b)  default shall be made in the payment of any (i) Fees or interest on the Loans and such default shall continue unremedied for more than five (5) Business Days, (ii) other amounts payable hereunder when due (other than amounts set forth in clauses (i) and (iii) hereof), and such default shall continue unremedied for more than ten (10) Business Days, or (iii) principal of the Loans, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(c)  default shall be made by the Borrower or any Guarantor in the due observance or performance of any covenant, condition or agreement contained in Section 6 hereof (subject to the Borrower’s right to cure non-compliance with the covenants contained in Section 6.06(a) as described therein); or

(d)  default shall be made by the Borrower or any Guarantor in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than thirty (30) days from the earlier of (i) a Responsible Officer having knowledge of such default and (ii) written notice by the Administrative Agent of such default; or

(e)  other than with respect to (x) any Qualified Restructuring Indebtedness and (y) any Specified Jet Fuel Action, the Borrower or any Guarantor or any of their respective Subsidiaries shall fail to make any payment of principal, interest or premium in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods or waivers or amendments); or

(f)  other than with respect to (x) any Qualified Restructuring Indebtedness, (y) any Specified Jet Fuel Action and (z) the Regional Airports Improvement Corporation Facilities Sublease Refunding Revenue Bonds, Issue of 1996, Delta Air Lines, Inc. (Los Angeles International Airport), any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or (in the case of any Material Indebtedness other than Indebtedness under the First Lien Credit Agreement) that enables or permits (after giving effect to any grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that the foregoing shall not apply to Indebtedness that becomes due as a result of (i) the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of any property or assets pursuant to the terms of such Indebtedness to the extent that (A) such sale, transfer or other disposition does not give rise to a default thereunder and (B) the payment of such Indebtedness is made in accordance with the terms of such Indebtedness with the proceeds of such sale, transfer or other disposition or (ii) in the case of any ARB Indebtedness, a change in law causing a determination of taxability-related call in respect of such ARB Indebtedness; or

(g)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h)  the Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)  the Borrower or any Guarantor admits in writing its inability to pay its debts; or

(j)  a Change of Control shall occur; or

(k)  any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower or any of the Guarantors, or the Borrower or any of the Guarantors shall so assert in any pleading filed in any court or any material portion of any Lien on the Collateral (as reasonably determined by the Administrative Agent, the Collateral Agent and the Borrower) intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby; or

(l)  any final judgment in excess of $57,500,000 (exclusive of any Qualified Judgment, any Specified Jet Fuel Action and any judgment or order the amounts of which are fully covered by insurance less any applicable deductible and as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Borrower or any of the Guarantors and the enforcement thereof shall not have been stayed, vacated, satisfied, discharged or bonded pending appeal within sixty (60) consecutive days; or

(m)  any Termination Event that could reasonably be expected to result in a Material Adverse Effect shall have occurred; or

(n)  (i) the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds, in the opinion of the Administrative Agent, to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds an amount that could reasonably be expected to result in a Material Adverse Effect; or

(o)  the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount that could reasonably be expected to result in a Material Adverse Effect; or

(p)  it shall be determined that the Borrower or any Guarantor is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable Environmental Laws or regulations or requirements of Airport Authorities (with respect to environmental matters) the payment of which will have a Material Adverse Effect, and the enforcement thereof shall not have been stayed, vacated or discharged within 30 days; or

(q)  all or substantially all of the Borrower’s flights and operations are suspended for more than two (2) consecutive days (other than as a result of an FAA suspension due to force majeure or any other extraordinary event similarly affecting major United States air carriers having both substantial domestic and international operations);

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, take one or more of the following actions, at the same or different times: (i) declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Loans together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; (ii) set-off amounts in any accounts (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent or the Collateral Agent (or any of their respective affiliates) and apply such amounts to the obligations of the Borrower and the Guarantors hereunder and in the other Loan Documents; and (iii) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent, the Collateral Agent and the Lenders. In case of any event with respect to the Borrower described in clause (g) or (h) of this Section, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.15(b).

SECTION 8.

THE AGENTS

SECTION 8.01.  Administration by Agents.  (a)  Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agents and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(b)  Each of the Lenders hereby authorizes the Administrative Agent and the Collateral Agent, as applicable, and in their sole discretion:

(i)  in connection with the sale or other disposition of any asset that is part of the Collateral of the Borrower or any Guarantor, as the case may be, to the extent permitted by the terms of this Agreement, to release a Lien granted to the Collateral Agent, for the benefit of the Second Priority Secured Parties, on such asset;

(ii)  to determine that the cost to the Borrower or any Guarantor, as the case may be, is disproportionate to the benefit to be realized by the Second Priority Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or such Guarantor, as the case may be, should not be required to perfect such Lien in favor of the Collateral Agent, for the benefit of the Second Priority Secured Parties;

(iii)  to enter into and perform its obligations under the other Loan Documents; and

(iv)  to enter into intercreditor and/or subordination agreements in accordance with Section 6.01(n) on terms acceptable to the Administrative Agent.

SECTION 8.02.  Rights of Administrative Agent and Collateral Agent.  Any institution serving as the Administrative Agent and the Collateral Agent hereunder shall have the same rights and powers in their respective capacities as Lenders as any other Lender and may exercise the same as though it were not an Administrative Agent or Collateral Agent, and such bank and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent or Collateral Agent hereunder.

SECTION 8.03.  Liability of Agents.

(a)  The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent and the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent and the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that each such agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (iii) except as expressly set forth herein, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the institution serving as an Administrative Agent or Collateral Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent and the Collateral Agent by the Borrower or a Lender, and the Administrative Agent and the Collateral Agent shall not be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the Collateral Agent.

(b)  The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c)  Each of the Administrative Agent and the Collateral Agent may perform any and all of its respective duties and exercise its respective rights and powers by or through any one or more sub-agents appointed by such agent. The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent.

SECTION 8.04.  Reimbursement and Indemnification.  Each Lender agrees (a) to reimburse on demand the Administrative Agent (and the Collateral Agent) for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower or the Guarantors and (b) to indemnify and hold harmless the Administrative Agent and the Collateral Agent and any of their Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from their respective gross negligence or willful misconduct).

SECTION 8.05.  Successor Agents.  Subject to the appointment and acceptance of a successor agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation by the Administrative Agent, the Required Lenders shall have the right, with the consent (provided no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred or is continuing) of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, in consultation with the Borrower, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank institution with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Administrative Agent.

SECTION 8.06.  Independent Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07.  Advances and Payments.

(a)  On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Second Lien Term Loan Commitment hereunder. Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b)  Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.16, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.15(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

SECTION 8.08.  Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of the Loans of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans and its participation in Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided, that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding (or deemed to be holding) a participation in a Loan acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.

SECTION 8.09.  Other Agents.  No Agent (other than the Administrative Agent and the Collateral Agent) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no such Agent shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any such Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each such Agent shall be entitled to the benefit of the exculpation and indemnification provided in this Section 8 to the same extent as the Administrative Agent and the Collateral Agent.

SECTION 9.

GUARANTY

SECTION 9.01.  Guaranty.

(a)  Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrower of the Second Priority Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Second Priority Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Second Priority Obligations. The Second Priority Obligations of the Guarantors shall be joint and several.

(b)  To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Collateral Agent for the Second Priority Obligations or any of them; (v) the failure of the Collateral Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Collateral or any other Guarantor.

(c)  To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent, the Collateral Agent or a Lender to any security held for payment of the Second Priority Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent, the Collateral Agent or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.

(d)  To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.

(e)  To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Second Priority Obligations or any other instrument evidencing any Second Priority Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Second Priority Obligations which might otherwise constitute a defense to this guaranty (other than the occurrence of the Second Priority Obligations Payment Date). None of the Administrative Agent, the Collateral Agent, nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Second Priority Obligations.

(f)  Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.

SECTION 9.02.  No Impairment of Guaranty.  To the extent permitted by applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than the occurrence of the Second Priority Obligations Payment Date) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Second Priority Obligations. To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent, the Collateral Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Second Priority Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge (other than the occurrence of the Second Priority Obligations Payment Date) of the Guarantors as a matter of law, until the Second Priority Obligations Payment Date shall have occurred.

SECTION 9.03.  Continuation and Reinstatement, etc.  Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Second Priority Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any other Second Priority Secured Party upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise.

SECTION 9.04.  Subrogation.  Upon payment by any Guarantor of any sums to the Administrative Agent, the Collateral Agent or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Second Priority Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding). If any amount shall be paid to such Guarantor for the account of the Borrower relating to the Second Priority Obligations, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to be credited and applied to the Second Priority Obligations, whether matured or unmatured.

SECTION 10.

MISCELLANEOUS

SECTION 10.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail (other than to the Borrower, unless agreed) pursuant to procedures approved by the Administrative Agent), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to the Borrower or any Guarantor, to it at Delta Air Lines, Inc., 1030 Delta Boulevard, Atlanta, GA 30354, Attention of: (x) Treasurer, Dept. 856, Telecopier No.: (404) 715-4862, Telephone No.: (404) 714-1724 and (y) General Counsel, Dept. 971, Telecopier No.: (404) 715-2233, Telephone No.: (404) 715-2611;

(ii)  if to GSCP as Administrative Agent, to it at c/o Goldman, Sachs & Co., 30 Hudson Street, 17th Floor, Jersey City, NJ 07302, Attention: SBD Operations, Attention: Pedro Ramirez (Telecopier:  (212) 357-4597, email and for delivery of final financial statements for posting: ), with a copy to Goldman Sachs Credit Partners L.P., 1 New York Plaza, New York, New York  10004, Attention: Rob Schatzman (Telecopier:  (212) 902-3000); and

(iii)  if to any other Lender, to it at its address (or telecopy number) set forth in Annex A hereto or, if subsequently delivered, an administrative questionnaire in a form as the Administrative Agent may require.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Second Lien Term Loan to an assignee that is (I) immediately prior to giving effect to such assignment a Lender, (II) an Affiliate of a Lender, or (III) an Approved Fund;

(B)  the Borrower; provided that no consent of the Borrower shall be required for an assignment (I) if an Event of Default has occurred and is continuing or (II) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  any assignment of any portion of the Loans shall be made to an Eligible Assignee;

(B)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of such Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and after giving effect to such assignment, the portion of the Loan held by the assigning Lender shall not be less than $1,000,000, in each case unless the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(C)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent; and

(E)  the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require.

For the purposes of this Section 10.02(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(iv)  The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Second Lien Term Loan Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Guarantors, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.03(b) or 10.04(c), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)    (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Second Lien Term Loan Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant. Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(e)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Guarantors; provided, that prior to any such disclosure, each such assignee or participant or proposed assignee or participant are advised of and agree to be bound by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.

SECTION 10.03.  Confidentiality.  Each Lender agrees to keep any information delivered or made available by the Borrower or any of the Guarantors to it confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans, and who are advised by such Lender of the confidential nature of such information; provided, that nothing herein shall prevent any Lender from disclosing such information (a) to any of its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority, (d) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Agreement, (e) in connection with any litigation to which the Administrative Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s legal counsel and independent auditors, and (h) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, in each case, subject to the proviso in Section 10.02(f). If any Lender is in any manner requested or required to disclose any of the information delivered or made available to it by the Borrower or any of the Guarantors under clauses (b) or (e) of this Section, such Lender will, to the extent permitted by law, provide the Borrower with prompt notice, to the extent reasonable, so that the Borrower may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section.

SECTION 10.04.  Expenses; Indemnity; Damage Waiver.  (a) (i)  The Borrower shall pay or reimburse: (A) all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), special counsel to the Administrative Agent, and any other regulatory or local counsel retained by Simpson Thacher or the Administrative Agent) associated with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (B) all fees and out-of-pocket expenses of the Administrative Agent (including the reasonable fees, disbursements and other charges of Simpson Thacher, special counsel to the Administrative Agent, and any other counsel retained by Simpson Thacher or the Administrative Agent) and the Lenders in connection with the enforcement of the Loan Documents.

(ii)  The Borrower shall pay or reimburse all reasonable fees and reasonable expenses of the Administrative Agent and its internal and third-party auditors, the Appraisers, the Real Estate Appraiser and consultants incurred in connection with the Administrative Agent’s (a) periodic field examinations and appraisals and (b) other monitoring of assets as allowed hereunder.

(iii)  All payments or reimbursements pursuant to the foregoing clauses (a)(i) and (ii) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.

(b)  The Borrower shall indemnify each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way or asserted against the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

SECTION 10.05.  Governing Law; Jurisdiction; Consent to Service of Proces.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.06.  No Waiver.  No failure on the part of the Administrative Agent or the Collateral Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 10.07.  Extension of Maturity.  Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 10.08.  Amendments, etc.

(a)  No modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than any Control Agreement), and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the written consent of (i) each Lender directly affected thereby (A) increase the Second Lien Term Loan Commitment of any Lender or extend the expiry of the Second Lien Term Loan Commitment of any Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the expiry of the Second Lien Term Loan Commitment of a Lender), (B) reduce the principal amount of any Loan or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.07), extend the scheduled date or reduce the amount of any required amortization payment of the Second Lien Term Loan pursuant to Section 2.09, or extend any date for the payment of interest hereunder or extend the final maturity of the Borrower’s obligations hereunder or (C) amend, modify or waive any provision of Section 2.15(b) or (ii) all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (B) amend this Section 10.08 or modify the percentage of the Lenders required in the definition of Required Lenders or (C) release all or substantially all of the Liens granted to the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, or release all or substantially all of the Guarantors. No such amendment or modification shall adversely affect the rights and obligations of the Administrative Agent or the Collateral Agent hereunder without its prior written consent. No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.

(b)  Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then the Borrower may replace any such non-consenting Lender in accordance with Section 10.02; provided that such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this clause (i)); (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Second Lien Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders) and (iii) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days notice thereof.

SECTION 10.09.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.10.  Headings.  Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.11.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Second Lien Term Loan Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 10.04 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Second Lien Term Loan Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.12.  Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.13.  USA Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

SECTION 10.14.  Registrations with International Registry.  Each of the parties hereto consents to the registrations with the International Registry of the International Interest constituted by the Second Lien Aircraft Mortgage, and each party hereto covenants and agrees that it will take all such action reasonably requested by Borrower or Collateral Agent in order to make any registrations with the International Registry, including becoming a registry user entity with the International Registry and providing consents to any registration as may be contemplated by the Loan Documents.

SECTION 10.15.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.16.  Intercreditor Arrangements.  Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent or the Collateral Agent (and the Lenders) shall be subject to the terms of the Intercreditor Agreement, and until the First Priority Obligations Payment Date (as defined in the Intercreditor Agreement), any obligation of the Borrower and any Guarantor hereunder or under any other Loan Document with respect to the delivery or control of any Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person shall be deemed to be satisfied if the Borrower or such Guarantor, as applicable, complies with the requirements of the similar provision of the applicable First Lien Loan Document. Until the First Priority Obligations Payment Date (as defined in the Intercreditor Agreement), the delivery of any Collateral to the First Lien Collateral Agent pursuant to the First Lien Loan Documents shall satisfy any delivery requirement hereunder or under any other Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

DELTA AIR LINES, INC.

By:	/s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title: Vice President and Treasurer

ASA HOLDINGS, INC.

By:	/s/ Paul A. Jacobson
Name: Paul A. Jacobson
Title: President

COMAIR HOLDINGS, LLC

By:	/s/ Dan Dixon
Name: Dan Dixon
Title: Vice President, Chief Financial Officer and Treasurer

COMAIR, INC.

By:	/s/ Dan Dixon
Name: Dan Dixon
Title: Vice President and CFO

COMAIR SERVICES, INC.

By:	/s/ Dan Dixon
Name: Dan Dixon
Title: Vice President

CROWN ROOMS, INC.

By:	/s/ Mona Warwar
Name: Mona Warwar
Title: Assistant Treasurer

DAL GLOBAL SERVICES, LLC

By:	/s/ Mona Warwar
Name: Mona Warwar
Title: Assistant Treasurer

DAL MOSCOW, INC.

By:	/s/ Mona Warwar
Name: Mona Warwar
Title: Assistant Treasurer

DELTA AIRELITE BUSINESS JETS, INC.

By:	/s/ Michael B. Green
Name: Michael B. Green
Title: President

DELTA BENEFITS MANAGEMENT, INC.

By:	/s/ Michael O. Randolfi
Name: Michael O. Randolfi
Title: Treasurer

DELTA CONNECTION ACADEMY, INC.

By:	/s/ Jason Dauderman
Name: Jason Dauderman
Title: VP of Finance and CFO

DELTA LOYALTY MANAGEMENT SERVICES, LLC

By:	/s/ Michael O. Randolfi
Name: Michael O. Randolfi
Title: Treasurer

DELTA TECHNOLOGY, LLC

By:	/s/ E. Alan Arnold
Name: E. Alan Arnold
Title: Secretary

EPSILON TRADING, LLC

By:	/s/ Edward M. Smith
Name: Edward M. Smith
Title: Treasurer and Comptroller

KAPPA CAPITAL MANAGEMENT, INC.

By:	/s/ Michael O. Randolfi
Name: Michael O. Randolfi
Title: President

BARCLAYS CAPITAL, as Syndication Agent and Joint Bookrunner

By:	/s/ Diane F. Rolfe
Name: Diane F. Rolfe
Title: Director

C.I.T. LEASING CORPORATION, as Co-Documentation Agent

By:	/s/ Nicholas Pastushan
Name: Nicholas Pastushan
Title: Senior Vice President

CREDIT SUISSE SECURITIES (USA) LLC, as Co-Documentation Agent

By:	/s/ Chris Cunningham
Name: Chris Cunningham
Title: Managing Director

GOLDMAN SACHS CREDIT PARTNERS, L.P., as Administrative Agent, Collateral Agent, Co-Lead Arranger, Joint Bookrunner and Lender

By:	/s/ Bruce H. Mendelsohn
Name: Bruce H. Mendelsohn
Title: Authorized Signatory

MERRILL LYNCH COMMERCIAL FINANCE CORP., as Co-Lead Arranger and Joint Bookrunner

By:	/s/ Joshua A. Green
Name: Joshua A. Green
Title: Managing Director